 Exhibit (a)(1)(A)
Offer to Purchase for Cash
Any and All Issued and Outstanding Shares of Common Stock
of
POTBELLY CORPORATION
at
$17.12 Per Share
by
HERO SUB INC.,
a wholly owned subsidiary of
RACETRAC, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 22, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Hero Sub Inc. (“Purchaser” or “we”), a Delaware corporation and a wholly owned subsidiary of RaceTrac, Inc., a Georgia corporation (“Parent”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition (as defined below), any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of Potbelly Corporation, a Delaware corporation (“Potbelly” or the “Company” and such shares, the “Shares”), at a price of $17.12 per Share, without interest (the “Offer Price”), net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of September 9, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”) without a vote of the stockholders of the Company to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with the Company continuing as the surviving corporation (the “surviving corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Parent.
As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) (other than Shares that are (i) held by a holder who is entitled to demand appraisal and who has (or for which the “beneficial owner” (as defined in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who has (and, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the DGCL with respect to any such Shares held by such holder (the “Dissenting Company Shares”) or (ii) held by the Company as treasury stock or owned by Parent, Purchaser or any of Parent’s other subsidiaries (including Shares acquired pursuant to the Offer (the “Owned Company Shares”)) will be cancelled and automatically converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (i) and (ii) above, which we refer to as “Excluded Shares,” will be cancelled at the effective time and will not be exchangeable for the Merger Consideration. The Dissenting Company Shares will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company.
Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.
The board of directors of the Company (the “Company Board”) has unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares to Purchaser pursuant to the Offer and (iv) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL (such recommendation, the “Company Board Recommendation”).
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the HSR Condition (each as defined below). The “Minimum Condition” requires that the number of Shares validly tendered (and not validly withdrawn) prior to the Offer Expiration Time (as defined below), together with any Shares owned by Parent, Purchaser or any of their affiliates, represents at least one more Share than 50% of the total number of Shares outstanding as of 5:00 p.m., New York City time, on Wednesday, October 22, 2025 (the “Offer Expiration Time,” unless Purchaser extends the period during which the Offer is open in accordance with the Merger Agreement, in which event “Offer Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). The “HSR Condition” requires that any waiting period (including all extensions thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have expired or been terminated. The Offer is also subject to other conditions described in Section 15 — “Conditions of the Offer.” Except as described in Section 11 —“The Merger Agreement; Other Agreements,” if at the otherwise scheduled Offer Expiration Time, all of the Offer conditions have not been satisfied or waived (to the extent waiver is permitted under the Merger Agreement and applicable law), Parent will cause Purchaser to and Purchaser will extend the Offer for one or more occasions in consecutive increments of up to ten business days, or for such longer or shorter period as the Company, Purchaser and Parent may agree, in order to permit satisfaction of such Offer conditions.
A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase, the Letter of Transmittal and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.
September 23, 2025

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (i) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to Equiniti Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), and deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal, or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares,” or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares pursuant to the Offer. If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer Expiration Time, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery as described in Section 3 — “Procedures for Tendering Shares.”
* * * * *
Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to D.F. King & Co., Inc., which is the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth for the Information Agent below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Bankers and Brokers Call: (212) 931-0845
Others Call Toll Free: (800) 992-3086
Email: potbelly@dfking.com

SUMMARY TERM SHEET
The following are terms and questions pertaining to the Offer that you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, the Letter of Transmittal and other related materials. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and other related materials carefully and in their entirety. The information concerning the Company contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.
Securities Sought:
Subject to certain conditions, including the satisfaction of the Minimum Condition (as described below), any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”). See Section 1 — “Terms of the Offer.”
Price Offered Per Share:
$17.12 per Share, without interest (the “Offer Price”), net to the seller in cash, less any applicable withholding taxes. See Section 1 —“Terms of the Offer.”
Offer Expiration Time:
5:00 p.m., New York City time, on Wednesday, October 22, 2025 (as it may be extended in accordance with the terms of the Merger Agreement, the “Offer Expiration Time”). See Section 1 — “Terms of the Offer.”
Withdrawal Rights:
You can withdraw your Shares at any time prior to 5:00 p.m., New York City time, on Wednesday, October 22, 2025, unless the Offer is extended, in which case you can withdraw your Shares by the then extended expiration time and date. You can also withdraw your Shares at any time after Friday, November 21, 2025, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. See Section 4 — “Withdrawal Rights.”
Purchaser:
Hero Sub Inc., a Delaware corporation and a wholly owned subsidiary of RaceTrac, Inc., a Georgia corporation. See Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties.”
Potbelly Board
Recommendation:
The board of directors of Potbelly unanimously recommended that Potbelly’s stockholders accept the Offer and tender their Shares pursuant to the Offer.
Who is offering to buy my Shares?
Hero Sub Inc., or “Purchaser” or “we,” a Delaware corporation and a wholly owned subsidiary of RaceTrac, Inc., a Georgia corporation (“Parent”), is offering to purchase any and all of the issued and outstanding Shares upon the terms and subject to the conditions contained in this Offer to Purchase and the Letter of Transmittal. Purchaser was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into the Company. See “Introduction” and Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties.”
What securities are you offering to purchase?
We are making an offer to purchase any and all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1 — “Terms of the Offer.”
How much are you offering to pay and what is the form of payment?
We are offering to pay $17.12 per Share, without interest, net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and the Letter of Transmittal. See “Introduction” and Section 1 — “Terms of the Offer.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See “Introduction” and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we and Parent want to acquire the entire equity interest in the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of any and all issued and outstanding Shares. We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of September 9, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), with the Company continuing as the surviving corporation (the “surviving corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Parent. Following the Merger, the Company will cease to be a publicly traded company. See “Introduction” and Section 12 — “Purpose of the Offer; Plans for the Company.”
Is there an agreement governing the Offer?
Yes. The Company, Parent and Purchaser have entered into the Merger Agreement, which provides, among other things, for the terms and conditions of the Offer and the Merger. See “Introduction” and Section 11 — “The Merger Agreement; Other Agreements.”
What does the Company Board think of the Offer?
The Company Board has unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares to Purchaser pursuant to the Offer and (iv) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL (such recommendation, the “Company Board Recommendation”).
See “Introduction,” Section 10 — “Background of the Offer; Past Contacts or Negotiations with the Company” and Section 11 — “The Merger Agreement; Other Agreements.” A more complete description of the reasons for the Company Board’s approval of the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”) that is being mailed to all the Company stockholders together with this Offer to Purchase.
What are the most significant conditions to the Offer?
The Offer is conditioned upon, among other things, the satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement and applicable law) by Parent or Purchaser of the following conditions (except that the Minimum Condition, the Termination Condition, the HSR Condition and the Legal Restraint Condition (each as defined below) may not be waived):
•
the number of Shares validly tendered (and not validly withdrawn) by the Offer Expiration Time, together with any Shares owned by Parent, Purchaser or any of their affiliates, represents at least one more Share than 50% of the total number of Shares outstanding as of the Offer Expiration Time, but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined by Section 251(h) of the DGCL (the “Minimum Condition”);

•
the absence, since the date of the Merger Agreement, of a Company Material Adverse Effect (as defined in the Merger Agreement) that is continuing;

•
the accuracy of the Company’s representations and warranties (subject in some instances to customary materiality qualifiers);

•
the Company’s performance and compliance in all material respects with all covenants, obligations and conditions required to be performed or complied with by it under the Merger Agreement at or prior to the Offer Expiration Time;

•
the receipt by Parent and Purchaser from the Company of a certificate signed by an executive officer of the Company certifying that certain conditions have been satisfied;

•
the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (such Act, the “HSR Act” and such condition, the “HSR Condition”);

•
the absence of any U.S. federal, state, local, non-U.S. or multinational law, rule or regulation or order, judgment or injunction, whether civil, criminal or administrative (whether temporary, preliminary or permanent), by any governmental authority of competent jurisdiction that prohibits, restricts, enjoins or otherwise makes illegal the consummation of the Offer or the Merger that is continuing in effect (the “Legal Restraint Condition”); and

•
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

Except as described in Section 11 — “The Merger Agreement; Other Agreements,” if at the otherwise scheduled Offer Expiration Time, all of the Offer conditions have not been satisfied or waived by Parent or Purchaser (to the extent waiver is permitted under the Merger Agreement and applicable law), Purchaser will (and Parent will cause Purchaser to) extend the Offer on one or more occasions in consecutive increments of up to ten business days (or such longer or shorter period as may be agreed by the Company, Purchaser and Parent).
Subject to the applicable rules and regulations of the SEC and the terms of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Condition, the HSR Condition, the Legal Restraint Condition or the Termination Condition. See Section 1 — “Terms of the Offer,” Section 11 — “The Merger Agreement; Other Agreements — Terms and Conditions of the Offer” and Section 15 — “Conditions of the Offer.”
Is the Offer subject to any financing condition?
No. There is no financing condition to the Offer. See “Introduction,” Section 1 — “Terms of the Offer” and Section 9 — “Source and Amount of Funds.”

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?
Yes. We estimate that the maximum amount of funds needed to (i) complete the Offer, the Merger and the transactions contemplated by the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay the Company stockholders whose Shares are converted into the right to receive a cash amount equal to the Offer Price in the Merger, (ii) pay for fees and expenses incurred by Parent (and, to the extent unpaid as of the effective time, the Company) related to the Offer and the Merger, (iii) pay for the amounts in respect of outstanding Company equity awards and (iv) repay certain existing indebtedness of the Company and its subsidiaries will be approximately $589 million.
Parent has and expects to have available to it, through a variety of sources, including cash on hand and sources of immediately available credit, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement. Neither the consummation of the Offer nor the consummation of the Merger is conditioned upon Parent’s or Purchaser’s receipt of any financing.
Is your financial condition relevant to my decision to tender in the Offer?
No, we do not think that the financial condition of Purchaser, Parent or their respective affiliates is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for any and all issued and outstanding Shares solely for cash;

•
the consummation of the Offer (or the Merger) is not subject to any financing condition;

•
we, through Parent, have and will have sufficient funds available to us to consummate the Offer and the Merger; and

•
if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).

See Section 9 — “Source and Amount of Funds.”
Can the Offer be extended and under what circumstances can or will the Offer be extended?
We have agreed in the Merger Agreement that Purchaser will (and Parent will cause Purchaser to) extend the Offer (i) for any minimum period required by any applicable rule, regulation, interpretation or position of the SEC or its staff or of the Nasdaq Global Select Market (“Nasdaq”) or its staff or as may be necessary to resolve any comments of the SEC or the staff of Nasdaq, as applicable to the Offer, the Schedule 14D-9 or the Offer documents; and (ii) if at the then-scheduled Offer Expiration Time, any of the Offer conditions has not been satisfied or waived by Parent or Purchaser (to the extent waiver is permitted under the Merger Agreement and applicable law), (x) extend the Offer on one or more occasions, in consecutive periods of up to ten business days each (or for such longer or shorter period as the Company, Purchaser and Parent may agree) or (y) if the then-scheduled Offer Expiration Time is ten or fewer business days before the Termination Date (as defined below), extend the Offer until 5:00 p.m., New York City time, on the day before the Termination Date (or such other date and time as the parties may agree); provided, however, that without the Company’s written consent, Purchaser shall not extend the Offer, and without Parent’s prior written consent, Purchaser shall not be required to extend the Offer, in each case, beyond the earlier of (1) March 9, 2026 (the “Termination Date”; provided, however, that if as of the Termination Date the HSR Condition and the Legal Restraint Condition (in the case of the Legal Restraint Condition, solely with respect to a law or order relating to antitrust laws) shall not have been satisfied or validly waived by Parent or Purchaser, to the extent waivable in accordance with the terms of the Merger Agreement and applicable law by Parent or Purchaser, then the Termination Date shall automatically be extended until 11:59 p.m., New York City time, on July 9, 2026, and all references to the Termination Date in the Merger Agreement will be as so extended), or (2) the valid termination of the Merger Agreement in accordance with its terms; provided, however, that, in the case of clause (1), if at the Termination Date or any time thereafter Parent is not then permitted to terminate the Merger Agreement pursuant to its terms, Purchaser shall be required to (and Parent shall cause Purchaser to) extend the Offer beyond the Termination Date.

See “Introduction,” Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — The Offer” for more details on our ability to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Equiniti Trust Company, LLC (the “Depositary”), of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day of the previously scheduled Offer Expiration Time. See Section 1 — “Terms of the Offer.”
Will there be a subsequent offering period?
No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as promptly as practicable following the consummation of the Offer without a subsequent offering period.
How long do I have to decide whether to tender in the Offer?
You will have until the Offer Expiration Time to decide whether to tender your Shares in the Offer, unless we extend the Offer pursuant to the terms of the Merger Agreement or the Offer is earlier terminated. If you cannot deliver everything required to make a valid tender to the Depositary prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 — “Procedures for Tendering Shares.” Shares tendered pursuant to guaranteed delivery procedures but not yet “received” (as defined in Section 251(h) of the DGCL) will be excluded in calculating whether the Minimum Condition has been satisfied. You are encouraged to deliver your Shares and other required documents to make a valid tender by the Offer Expiration Time. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Offer Expiration Time. See Section 2 — “Acceptance for Payment and Payment of Shares” and Section 3 —“Procedures for Tendering Shares.”
How do I tender my Shares?
If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Offer Expiration Time. If you are the registered owner but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be delivered to the Depositary within one Nasdaq trading day using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within that one trading-day period, and for the tender to be counted toward satisfaction of the Minimum Condition, the Shares must be “received” (as defined in Section 251(h) of the DGCL) by the Depositary prior to the Offer Expiration Time.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. See “Introduction” and Section 3 — “Procedures for Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Offer Expiration Time. Thereafter, tenders of Shares are irrevocable, except that, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), they may also be withdrawn after Friday, November 21, 2025, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn.

If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See “Introduction” and Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw any of your previously tendered Shares, you must deliver a written (or, with respect to Eligible Institutions (as defined below), a facsimile transmission) notice of withdrawal, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See “Introduction” and Section 4 —“Withdrawal Rights.”
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 15 — “Conditions of the Offer” are satisfied or waived (to the extent waiver is permitted under the Merger Agreement and applicable law) and Purchaser accepts your Shares validly tendered in the Offer for payment, we will pay you an amount equal to the number of Shares you validly tendered in the Offer multiplied by $17.12 in cash, without interest, less any applicable withholding taxes, promptly (and in any event within two business days) following the Acceptance Time (as defined below). See Section 2 — “Acceptance for Payment and Payment of Shares.”
If I decide not to tender, how will the Offer affect my Shares?
If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable withholding taxes.
Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.
Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of the Company will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by a Merger if all the Shares are not tendered?
If the Offer is consummated and Purchaser acquires a majority of the outstanding Shares, then, in accordance with the terms of the Merger Agreement, the Company will complete the Merger without a vote of the stockholders to adopt the Merger Agreement and will consummate the Merger pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, Purchaser is not required to pay for and may delay the acceptance for payment of any Shares tendered.
Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer, and in any event on the same date as the Acceptance Time, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent. At the effective time of the Merger (the “effective time”), each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares that are (i) held by a holder who is entitled to demand appraisal and who has (or for which the “beneficial owner” (as defined in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who has (and, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the DGCL with respect to any such Shares held by such holder (the “Dissenting Company Shares”) or (ii) held by the Company as treasury stock or owned by Parent, Purchaser or any of Parent’s other subsidiaries (including Shares acquired pursuant to the Offer (the “Owned Company Shares”)) will be cancelled and automatically converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (i) and (ii) above, which we refer to as “Excluded Shares,” will be cancelled at the effective time and will not be exchangeable for the Merger Consideration. Dissenting Company Shares will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company. See “Introduction” and Section 11 — “The Merger Agreement; Other Agreements.”
Upon the successful consummation of the Offer, will the Company continue as a public company?
If the Offer is consummated, the Merger will be completed promptly after, and in any event on the same date as, the Acceptance Time, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Parent. Parent intends to cause the Company to delist the Shares from Nasdaq as promptly as practicable after the effective time. In addition, Parent intends and will cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Merger and the requirements for termination of registration are met. See Section 12 — “Purpose of the Offer; Plans for the Company” and Section 13 — “Certain Effects of the Offer.”
Are appraisal rights available in either the Offer or the Merger?
No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders or beneficial owners who have demanded appraisal of such person’s Shares will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders or beneficial owners properly perfect their right to seek appraisal under the DGCL. See Section 16 — “Certain Legal Matters; Regulatory Approvals —Dissenters’ Rights.”
What is the market value of my Shares as of a recent date?
The Offer Price of $17.12 per Share represents a premium of approximately 32% to the closing price of the Company’s stock on September 9, 2025, the last full trading day prior to the public announcement of the execution of the Merger Agreement. On September 22, 2025, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on Nasdaq was $17.02 per Share. See Section 6 — “Price Range of Shares; Dividends.”
What will happen to my equity awards in the Offer?
The Offer is being made only for Shares and not for outstanding equity awards granted by the Company. Holders of outstanding equity awards granted by the Company under a Company equity award plan will receive payment for such equity awards following the effective time as provided in the Merger Agreement without participating in the Offer.
Pursuant to the Merger Agreement, at the effective time:
(a)
each of the Company’s restricted stock units (the “Company RSUs”) that is outstanding and vested (but not yet settled) as of immediately prior to the effective time, taking into account any acceleration of vesting of any Company RSU that occurs upon the effective time (each, a “Vested Company RSU”), will automatically, without any action on the part of Parent, Purchaser, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the total number of Shares subject to such Company RSU;

(b)
each outstanding Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and substituted into the contingent right to receive from Parent or the surviving corporation an aggregate amount (without interest) in cash (a “Substituted RSU Cash Award”) equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the total number of Shares subject to such Unvested Company RSU, with each such Substituted RSU Cash Award continuing to have, and be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the effective time, except that each such Substituted RSU Cash Award will be afforded “double-trigger” accelerated vesting upon the applicable holder’s termination without cause or resignation for good reason, in each case, that occurs within 24 months following the consummation of the transactions contemplated by the Merger Agreement. Additionally, all Company RSUs held by the Company’s Chief Executive Officer and non-employee directors will accelerate and vest as of the effective time;
(c)
each performance-based restricted stock unit of the Company (each, a “Company PSU”) that is outstanding and unvested as of immediately prior to the effective time, will automatically be cancelled and substituted into and will become the contingent right to receive an amount in cash, without interest thereon (but subject to applicable withholding) (a “Substituted PSU Cash Award”), equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the total number of Shares subject to such Company PSU, with the achievement of the performance-based vesting metrics applicable to each Company PSU based on the greater of target or actual achievement of the applicable performance metrics, as determined by the Compensation Committee of the Company Board as of the day prior to the effective time. Each Substituted PSU Cash Award will be payable on the last day of the performance period that applied to the corresponding Company PSUs immediately prior to the effective time (such date, the “Vesting Date”), subject to the applicable holder’s continued employment or service through the Vesting Date, except that each such Substituted PSU Cash Award will be afforded the “double-trigger” accelerated vesting upon the applicable holder’s termination without cause or resignation for good reason, in each case, that occurs within 24 months following the consummation of the transactions contemplated by the Merger Agreement; and

(d)
each of the Company’s outstanding options to purchase shares of Company Common Stock (the “Company Options”) that is outstanding, whether vested or unvested as of immediately prior to the effective time will automatically, without any action on the part of Parent, Purchaser, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the total number of Shares subject to such Company Option by (ii) the excess, if any, of the Merger Consideration over the exercise price of such Company Option, less applicable taxes required to be withheld with respect to such payment.

See “Section 11 — “The Merger Agreement; Other Agreements.”
What will happen to my warrants in the Offer?
The Offer is being made only for Shares and not for outstanding warrants issued by the Company. Outstanding warrants to purchase Shares by the Company (“Company Warrants”), to the extent not exercised by the holders thereof prior to the effective time, will automatically, without any action on the part of Parent, Purchaser, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the total number of Shares underlying such Company Warrant by (ii) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant, less applicable Taxes required to be withheld with respect to such payment (the “Warrant Consideration”), and (b) the holder of such Company Warrant, in lieu of Shares immediately purchasable and receivable upon the exercise of such Company Warrant, will be entitled only to receive the Warrant Consideration in respect of such Company Warrant and will have no other rights pursuant to such holder’s ownership of such Company Warrant. See “Section 11 — “The Merger Agreement; Other Agreements.”

What are the United States federal income tax consequences of the Offer and the Merger?
In general, the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. If you are a United States Holder (as defined in Section 5 — “Certain United States Federal Income Tax Consequences”) who receives cash for Shares pursuant to the Offer or pursuant to the Merger, you will recognize gain or loss, if any, equal to the difference between the amount of cash received and your adjusted tax basis in the Shares tendered or exchanged therefor. A non-United States Holder (also as defined in Section 5) generally will not be subject to U.S. federal income tax with respect to Shares tendered for cash in the Offer or exchanged for cash pursuant to the Merger unless such non-United States Holder has certain connections to the United States.
You are urged to consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger in light of your particular circumstances (including the application and effect of any federal, state, local or non-U.S. laws). See Section 5 — “Certain United States Federal Income Tax Consequences” for a discussion of certain United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.
Who should I talk to if I have additional questions about the Offer?
You can call D.F. King & Co., Inc., the Information Agent, toll free, at (800) 992-3086. See the back cover of this Offer to Purchase.

INTRODUCTION
To the Holders of Potbelly Corporation Shares of Common Stock:
Hero Sub Inc. (“Purchaser” or “we”), a Delaware corporation and a wholly owned subsidiary of RaceTrac, Inc., a Georgia corporation (“Parent”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of Potbelly Corporation, a Delaware corporation (the “Company” and such shares, the “Shares”), at a price of $17.12 per Share, without interest (the “Offer Price”), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”). The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, October 22, 2025 (the “Offer Expiration Time,” unless the Offer is extended, in which event the term “Offer Expiration Time” means the latest time and date on which the Offer, as so extended, expires), unless the Offer is earlier terminated. See Section 1 — “Terms of the Offer.”
Tendering stockholders who are record owners of their Shares and tender directly to Equiniti Trust Company, LLC, which is the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 5 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or other nominee should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of the Depositary and D.F. King & Co., Inc., which is the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the HSR Condition. The “Minimum Condition” requires that the number of Shares validly tendered (and not validly withdrawn) by the Offer Expiration Time, together with any Shares owned by Parent, Purchaser or any of their affiliates, represents at least one more Share than 50% of the total number of Shares outstanding as of the Offer Expiration Time. The “HSR Condition” requires that any waiting period (including all extensions thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will have expired or been terminated. The Offer is also subject to other conditions described in Section 15 — “Conditions of the Offer.” Subject to the terms of the Merger Agreement (as defined below), if at the otherwise scheduled Offer Expiration Time, all of the Offer conditions have not been satisfied or waived by Parent or Purchaser (to the extent waiver is permitted under the Merger Agreement and applicable law), Parent will cause Purchaser to and Purchaser will extend the Offer for one or more occasions in consecutive increments of up to ten business days each (or for such longer or shorter period as the Company, Purchaser and Parent may agree) in order to permit satisfaction of such Offer conditions.
Subject to the applicable rules and regulations of the SEC and the terms of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Condition, the HSR Condition, the Legal Restraint Condition or the Termination Condition. See Section 1 — “Terms of the Offer” and Section 15 — “Conditions of the Offer.”
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of September 9, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”) under the General Corporation Law of the State of Delaware (the “DGCL”), with the Company continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent. See “Introduction” and Section 1 — “Terms of the Offer.”
Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a publicly listed Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and “received” (as defined in Section 251(h) of the DGCL) by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation or its affiliates, equals at least the percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL and the target corporation’s certificate of incorporation, the corporation consummating such tender offer merges with or into such target corporation, and each outstanding share of each class or series of stock (other than “excluded stock” as defined in Section 251(h) of the DGCL) that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn by the Offer Expiration Time, together with any Shares owned by Purchaser or its affiliates, represents at least one more Share than 50% of the total number of Shares outstanding as of the Offer Expiration Time, the Company does not anticipate seeking the approval of its remaining public stockholders before effecting the Merger. Section 251(h) also requires that the merger agreement provide that such merger be effected promptly following the consummation of the tender offer. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective promptly after (and on the same day as) the consummation of the Offer after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, without a vote of the stockholders of the Company, in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements.”
As a result of the Merger, each Share issued and outstanding immediately prior to the effective time (other than Shares that are (i) held by a holder who is entitled to demand appraisal and who has (or for which the “beneficial owner” (as defined in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who has (and, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the DGCL with respect to any such Shares held by such holder (the “Dissenting Company Shares”) or (ii) held by the Company as treasury stock or owned by Parent, Purchaser or any of Parent’s other subsidiaries (including Shares acquired pursuant to the Offer (the “Owned Company Shares”)) will be cancelled and automatically converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (i) and (ii) above, which we refer to as “Excluded Shares,” will be cancelled at the effective time and will not be exchangeable for the Merger Consideration. Dissenting Company Shares will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company. See Section 11 — “The Merger Agreement; Other Agreements” and Section 12 — “Purpose of the Offer; Plans for the Company.”
The Company Board has unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares to Purchaser pursuant to the Offer and (iv) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL (such recommendation the “Company Board Recommendation”).
A more complete description of the Company Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 that is being furnished by the Company to its stockholders in connection with the Offer together with this Offer to Purchase. The Company’s stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings “Background of the Offer and Merger” and “Reasons for Recommendation.” See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Company Board Recommendation; Company Board Recommendation Change; Intervening Event Fiduciary Exception.”

The Company has informed Purchaser that 31,179,611 Shares were issued and outstanding as of September 22, 2025.
The Merger is subject to the satisfaction or waiver of certain conditions, including there being no court or other governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered (and continuing in effect) any federal, state, local, foreign or multinational law, rule or regulation or order, judgment or injunction, whether civil, criminal or administrative (whether temporary, preliminary or permanent) that prohibits, restricts, enjoins or otherwise makes illegal the consummation of the Offer or the Merger and is continuing in effect. In addition, Purchaser must have irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.
Pursuant to the Merger Agreement, as of the effective time, the directors of Purchaser as of immediately prior to the effective time will become the directors of the surviving corporation, and the officers of Purchaser as of immediately prior to the effective time will become the officers of the surviving corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers.”
No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders and beneficial owners who have demanded appraisal of such person’s Shares may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures set forth in Section 262 of the DGCL. Such stockholders or beneficial owners will not be entitled to receive the Offer Price, but instead will be entitled to only those rights provided under Section 262 of the DGCL. Stockholders or beneficial owners must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16 — “Certain Legal Matters; Regulatory Approvals — Dissenters’ Rights.”
Certain United States federal income tax consequences of the tender of Shares in the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain United States Federal Income Tax Consequences.”
This Offer to Purchase, the Letter of Transmittal and other documents to which this Offer to Purchase refers contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer.

The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, October 22, 2025, unless the Offer is extended or earlier terminated in accordance with the terms of the Merger Agreement.
Upon the terms and subject to the satisfaction, or to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will promptly after (in any event, no later than one business day immediately after) the Offer Expiration Time, irrevocably accept for payment all Shares validly tendered and not validly withdrawn prior to the Offer Expiration Time (as described under Section 4 — “Withdrawal Rights”), and will pay for such Shares promptly (and in any event within two business days) after the Acceptance Time (as defined below).
The date and time of Purchaser’s acceptance for payment of all Shares validly tendered and not validly withdrawn pursuant to the Offer is referred to as the “Acceptance Time.”
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the HSR Condition. The Offer is also subject to other conditions described in Section 15 — “Conditions of the Offer.” Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Condition, the HSR Condition, the Legal Restraint Condition or the Termination Condition. See Section 15 —“Conditions of the Offer.”
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Offer Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 15 —“Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Termination.”
Pursuant to the Merger Agreement, we may extend the Offer beyond its initial Offer Expiration Time. We have agreed in the Merger Agreement that Purchaser will, and Parent will cause Purchaser to, extend the Offer (i) for any minimum period required by any applicable rule, regulation, interpretation or position of the SEC or its staff or of the Nasdaq Global Select Market (“Nasdaq”) or its staff or as may be necessary to resolve any comments of the SEC or the staff of Nasdaq, as applicable to the Offer, the Schedule 14D-9 or the Offer documents; and (ii) if at the then-scheduled Offer Expiration Time, any of the Offer conditions has not been satisfied or waived by Parent or Purchaser (to the extent waiver is permitted under the Merger Agreement and applicable law), (x) extend the Offer on one or more occasions, in consecutive periods of up to ten business days each (or for such longer or shorter period as the Company, Purchaser and Parent may agree) or (y) if the then-scheduled Offer Expiration Time is ten or fewer business days before the Termination Date, extend the Offer until 5:00 p.m., New York City time, on the day before the Termination Date (or such other date and time as the parties may agree); provided, however, that without the Company’s written consent, Purchaser shall not extend the Offer, and without Parent’s prior written consent, Purchaser shall not be required to extend the Offer, in each case, beyond the earlier of (1) March 9, 2026 (the “Termination Date”; provided, however, that if as of the Termination Date the HSR Condition or the Legal Restraint Condition (as defined below) (in the case of the Legal Restraint Condition, solely with respect to a law or order relating to antitrust laws) shall not have been satisfied or validly waived by Parent or Purchaser, to the extent waivable in accordance with the terms of the Merger Agreement and applicable law by Parent or Purchaser, then the Termination Date shall automatically be extended until 11:59 p.m., New York City time, on July 9, 2026, and all references to the Termination Date in the Merger Agreement will be as so extended), or (2) the valid termination of the Merger Agreement in accordance with its terms; provided, however, that, in the case of clause (1), if at the Termination Date or any time thereafter Parent is not then permitted to terminate the Merger Agreement pursuant to its terms, Purchaser shall be required to (and Parent shall cause Purchaser to) extend the Offer beyond the Termination Date. See “Section 11 —“The Merger Agreement; Other Agreements — The Merger Agreement — The Offer” for more details on our ability to extend the Offer.
Pursuant to the Merger Agreement, Parent and Purchaser expressly reserve the right at any time to waive, in whole or in part, any Offer condition (other than the Minimum Condition, the HSR Condition, the Legal Restraint Condition and the Termination Condition), to increase the Offer Price or modify the terms of the Offer, in each case only in a manner not inconsistent with the Merger Agreement, except that Parent and Purchaser are not permitted (without the prior written consent of the Company) to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) directly or indirectly amend, modify, supplement or waive the Minimum Condition or the Termination Condition, (iv) directly or indirectly amend, modify or supplement any Offer condition, (v) directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent, Purchaser or the Company to consummate the Offer or the Merger, (vi) terminate the Offer or accelerate, extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the Merger Agreement), (vii) change the form of consideration payable in the Offer or (viii) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be terminated prior to its scheduled Offer Expiration Time (as extended and re-extended in accordance with the Merger Agreement), unless the Merger Agreement is terminated in accordance with the terms thereof.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Offer Expiration Time, Purchaser decreases the number of Shares being sought or changes the Offer Price, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.
If, at or before the Offer Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4 — “Withdrawal Rights” or the Offer is withdrawn or terminated or the Merger Agreement is terminated pursuant to its terms. However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Offer

Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by law to be closed in Atlanta, Georgia or New York, New York.
Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.
As soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement and applicable law) of certain conditions as described under Section 15 — “Conditions of the Offer,” Purchaser will complete the Merger without a vote of the stockholders of the Company to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the DGCL.
The Company has provided Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, Letter of Transmittal and other Offer related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.
Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement and applicable law) of all the conditions to the Offer set forth in Section 15 — “Conditions of the Offer,” we will, promptly after (in any event, no later than one business day immediately after) the Offer Expiration Time, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Acceptance Time (and in any event within two business days), pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (ii) a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following the expiration or termination of the Offer.
3.
Procedures for Tendering Shares.

Valid Tender of Shares
Except as set forth below, to validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions set forth in the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Offer Expiration Time. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer
The Depositary will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Offer Expiration Time. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
Guaranteed Delivery
If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Offer Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:
•
such tender is made by or through an Eligible Institution (as defined below);

•
a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Offer Expiration Time; and

•
the Certificates for all such validly tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal (or an Agent’s Message) and any other required documents, are received by the Depositary within one Nasdaq trading day after the date of execution of the Notice of Guaranteed Delivery.
The Notice of Guaranteed Delivery may be transmitted by overnight courier or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless Shares underlying such Notice of Guaranteed Delivery are “received” (as defined in Section 251(h) of the DGCL) by the Depositary prior to the Offer Expiration Time.
Signature Guarantees and Stock Powers
Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 6 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1, 5 and 6 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements
Notwithstanding any provision of the Merger Agreement to the contrary, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through DTC.
Binding Agreement
Purchaser’s acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Appointment as Proxy
By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge Purchaser’s determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in Purchaser’s opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge Purchaser’s determination in a court of competent jurisdiction.
Information Reporting and Backup Withholding
Payments made to stockholders of the Company in the Offer or the Merger, or in connection therewith, generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. stockholders that do not otherwise establish an exemption should complete, sign and return the U.S. Internal Revenue Service (the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that (i) such stockholder is a United States person, (ii) the taxpayer identification number provided by such stockholder is correct and (iii) such stockholder is not subject to backup withholding. Foreign stockholders should submit a properly completed and signed appropriate IRS Form W-8, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, to avoid backup withholding. Such stockholders are urged to consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on Wednesday, October 22, 2025, unless the Offer is extended, in which case you can withdraw your Shares at any time prior to the then extended date. You can also withdraw your Shares at any time after Friday, November 21, 2025, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn.
For a withdrawal of Shares to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.
Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Offer Expiration Time.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to, or in connection with, the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, does not consider the tax on “net investment income” under Section 1411 of the United States Internal Revenue Code of 1986, as amended (the “Code”) or the alternative minimum tax provisions of the Code, and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any owner of Shares that may be subject to special treatment under the United States federal income tax laws, including:

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a bank or other financial institution;

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a tax-exempt organization

•
a retirement plan or other tax-deferred account;

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a partnership, an S corporation or other pass-through entity for United States federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity for United States federal income tax purposes);

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an insurance company;

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a mutual fund;

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a real estate investment trust;

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a dealer or broker in stocks and securities;

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a trader in securities that elects to apply a mark-to-market method of tax accounting;

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a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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a person that has a functional currency other than the United States dollar;

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a person that holds the Shares as part of a straddle, constructive sale, conversion or other integrated transaction;

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a person subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement);

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dissenting stockholders;

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a United States expatriate, including former citizens or residents of the United States;

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controlled foreign corporations;

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passive foreign investment companies;

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corporations that accumulate earnings to avoid United States federal income tax;

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holders that own an equity interest in Parent following the Merger; or

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a person that holds or has held, directly or pursuant to attribution rules, more than 5 percent of the Shares at any time during the five-year period ending on the date of the consummation of the Offer or the Merger, as applicable.

If a partnership (including any entity or arrangement treated as a partnership) for United States federal income tax purposes holds Shares, the tax treatment of an owner that is a partner (including any owner of an interest in an entity or arrangement treated as a partnership for United States federal income tax purposes) in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such owners are urged to consult their own tax advisors regarding the tax consequences of tendering the Shares in the Offer or exchanging their Shares pursuant to, or in connection with, the Merger.
This summary is based on the Code, the U.S. Department of Treasury regulations promulgated under the Code (the “Treasury Regulations”), and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The discussion set out in this Offer to Purchase is intended only as a summary of the material United States federal income tax consequences to an owner of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including United States federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws.
United States Holders
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate or trust the income of which is subject to United States federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments with Respect to Shares
The tender of Shares in, or in connection with, the Offer for cash or the exchange of Shares pursuant to, or in connection with, the Merger for cash will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to, or in connection with, the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares tendered or exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by a non-corporate United States Holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to limitations.
Backup Withholding Tax
Proceeds from the tender of Shares in the Offer or the exchange of Shares pursuant to, or in connection with, the Merger generally will be subject to backup withholding tax at the applicable rate (currently 24%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and signed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.
Non-United States Holders
The following is a summary of the material United States federal income tax consequences that will apply to a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership for United States federal income tax purposes (including any entity or arrangement treated as a partnership for United States federal income tax purposes).

Payments with Respect to Shares
Payments made to a non-United States Holder with respect to Shares tendered for cash in the Offer or exchanged for cash pursuant to, or in connection with, the Merger generally will be exempt from United States federal income tax, with the following exceptions:
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If the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such non-United States Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during such taxable year.

•
If the gain is “effectively connected” with the non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-United States Holder), the non-United States Holder will generally be subject to tax on the net gain derived from the sale as if it were a United States Holder. In addition, if such non-United States Holder is a non-U.S. corporation for United States federal income tax purposes (including an entity arrangement treated as non-U.S. corporation for United States federal income tax purposes), it may be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if such non-United States Holder is eligible for the benefits of an income tax treaty that provides for a lower rate) and, as applicable, certain other requirements are met.

•
If the Shares constitute a United States real property interest (“USRPI”) by reason of the Company’s status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and one or more other conditions are satisfied, the non-United States Holder may be subject to tax on any gain from the exchange of the Shares under the Foreign Investment in Real Property Tax Act (FIRPTA) regime. We believe that the Company is not currently, has not been during the preceding five years and prior to or at the time of the Merger does not expect to become, a USRPHC. Because the determination of whether the Company is a USRPHC depends on the fair market value of the Company’s USRPIs relative to the fair market value of the Company’s non-USRPIs and other business assets, there can be no assurance that the Company is not or will not become a USRPHC. A non-United States holder should consult its own tax advisor about the consequences that could result if the Company is or were to become a USRPHC.

Backup Withholding Tax
A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to, or in connection with, the Merger unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.
Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. Each non-United States Holder should complete and sign the appropriate IRS Form W-8, which will be requested in the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.
The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. You are urged to consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares pursuant to, or in connection with, the Merger under any federal, state, local, non-U.S. or other laws.

6.
Price Range of Shares; Dividends.

The Shares trade on Nasdaq under the symbol “PBPB.” The Company has advised us that, as of September 22, 2025, 31,179,611 Shares were issued and outstanding. The following table sets forth the high and low intraday sale prices per Share for each fiscal quarter of the Company indicated below, as reported on Nasdaq:
	High	Low
2025
Third Quarter (through September 22, 2025)	$17.04	$10.83
Second Quarter	$12.31	$7.60
First Quarter	$13.48	$8.78
2024
Fourth Quarter	$10.94	$7.27
Third Quarter	$8.46	$6.28
Second Quarter	$12.20	$7.17
First Quarter	$14.36	$9.80
2023
Fourth Quarter	$10.83	$7.12
Third Quarter	$9.87	$7.62
Second Quarter	$11.14	$7.41
First Quarter	$8.89	$5.20
The Offer Price of $17.12 per Share represents a premium of approximately 32% to the closing price of the Company’s stock on September 9, 2025, which was the last full trading day prior to the public announcement of the execution of the Merger Agreement. On September 22, 2025, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on Nasdaq was $17.02 per Share. Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.
The Company has informed us that it has not paid dividends with respect to the Shares during any of the periods represented in the Share price table above. The Merger Agreement provides that from the date of the Merger Agreement until the effective time, except as required or contemplated by the Merger Agreement, required by law or order or with the written consent of Parent, the Company will not accept, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests other than with respect to dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its direct or indirect parent.
7.   Certain Information Concerning the Company.
Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from, or is based upon, information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Neither Parent nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.
General.   The following description of the Company and its business has been taken from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2025, and is qualified in its entirety by reference to such Quarterly Report and the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024.
The Company is a neighborhood sandwich concept in operation for nearly 50 years. As of June 29, 2025, the Company had 447 sandwich shops, including 340 Company-operated and 107 franchised shops.
The Company’s principal executive offices are located at 500 W. Madison St., Suite 1000, Chicago, Illinois 60606. The telephone number of the Company at its principal executive offices is (312) 951-0600.
Available Information.   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements. Such reports, proxy statements and other information are available on www.sec.gov.
The Company’s Financial Projections.   The Company provided Parent with certain internal financial projections as described in the Schedule 14D-9, which will be filed by the Company with the SEC and is being mailed to the Company’s stockholders contemporaneously with this Offer to Purchase.
8.   Certain Information Concerning Parent, Purchaser and Certain Related Parties.
Purchaser.   Hero Sub Inc., a Delaware corporation, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of the Company by Parent. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger. Upon consummation of the proposed Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company continuing as the surviving corporation. The business address for Purchaser is 200 Galleria Parkway SE, Suite 900, Atlanta, GA 30339. The business telephone number for Purchaser is (770) 431-7600.
Parent.   Parent, a privately held Georgia corporation, owns and operates more than 590 convenience stores and travel centers under the trade name RaceTrac® in 11 states. Through an affiliate, Parent offers a franchise system under its RaceWay® tradename, which includes 240 convenience stores in 11 states. In addition, a subsidiary of Parent also licenses the famous Gulf® mark to distributors and licensees at over 1,100 sites in 36 states. As of September 9, 2025, all of Parent’s owned, operated, franchised, or licensed locations for its various brands were located in the United States (including over 100 Gulf sites in Puerto Rico). The business address of Parent is: 200 Galleria Parkway SE, Suite 900, Atlanta, GA 30339. The business telephone number for Parent is (770) 431-7600.
Additional Information.   The name, citizenship, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, none of Parent or Purchaser, or to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent or Purchaser, or to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser, or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser, or, to the best knowledge of Parent and Purchaser, any of the persons referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in respect of any Shares during the past two years. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent or Purchaser, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any material contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any material contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Parent or Purchaser, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.
Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contracts between Parent or Purchaser, or to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, an election of directors or a sale or other transfer of a material amount of assets of the Company during the past two years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available on the SEC website at www.sec.gov. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent.
9.   Source and Amount of Funds.
We estimate that the maximum amount of funds needed to (i) complete the Offer, the Merger and the transactions contemplated by the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay the Company stockholders whose Shares are converted into the right to receive a cash amount equal to the Offer Price in the Merger, (ii) pay for fees and expenses incurred by Parent and Purchaser (and, to the extent unpaid as of the effective time, the Company) related to the Offer and the Merger, and (iii) pay for the amounts in respect of outstanding Company equity awards will be approximately $589 million.
Parent has and expects to have available to it, through a variety of sources, including cash on hand and sources of immediately available credit, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement. Parent may obtain a term loan or other financing in connection with the transactions contemplated by the Merger Agreement, but neither the consummation of the Offer nor the consummation of the Merger is conditioned upon Parent’s or Purchaser’s receipt of any financing.
10.   Background of the Offer; Past Contacts or Negotiations with the Company.
The information set forth below regarding the Company was provided by the Company, and none of Parent, Purchaser nor any of their respective affiliates take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent, Purchaser or their respective affiliates or representatives did not participate.
Background of the Offer
The following is a description of significant contacts between representatives of Parent, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. For a review of the Company’s activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which has been filed by the Company with the SEC and is being mailed to the Company’s stockholders with this Offer to Purchase.

From time to time in the ordinary course of business, the management and board of directors of Parent (the “Parent Board”) evaluate various business opportunities that complement and enhance Parent’s existing businesses. As part of this process, Parent’s management and the Parent Board consider potential strategic transactions, including potential acquisitions.
In January 2025, Parent’s management began considering the desirability of acquiring the Company.
On February 1, 2025, a representative of Parent contacted Bank of America Securities (“BofA Securities”), Parent’s financial advisor, to discuss a potential transaction involving the Company.
On February 25, 2025, the Parent Board held a regularly scheduled meeting attended by Parent management and representatives of BofA Securities. During the meeting, Parent management and BofA Securities provided the Parent Board with an overview of the limited-service restaurant industry, as well as specific information regarding the Company based on publicly available information. The Parent Board authorized management to approach the Company to express interest in a potential acquisition.
On February 27, 2025, representatives of BofA Securities contacted a member of the Company Board to arrange a call between Natalie Morhous, Chief Executive Officer of Parent, and Bob Wright, Chief Executive Officer of the Company. On March 3, 2025, Ms. Morhous and Mr. Wright, along with their respective Chief Financial Officers, participated in a call to discuss Parent’s potential interest in exploring a transaction with the Company.
Parent and the Company entered into a confidentiality agreement dated as of March 18, 2025 (the “Confidentiality Agreement”) to facilitate further discussions and the exchange of due diligence information. The Confidentiality Agreement contained a customary standstill provision that permitted Parent to make acquisition proposals at any time after the Company entered into a definitive agreement with a third party providing for a change of control transaction of the Company. After entry into the Confidentiality Agreement, Parent and its representatives were provided access to select business diligence information to facilitate a proposal. On March 19, 2025, Parent engaged BofA Securities as its financial advisor for the proposed transaction and provided the Company with an initial list of high-priority due diligence items.
On March 21, 2025, representatives of BofA Securities held an initial call with representatives of Piper Sandler & Co. (“Piper Sandler”), the Company’s financial advisor, to discuss the general process and timing expectations for a potential transaction.
On April 4, 2025, the Company opened a virtual data room to provide Parent and its representatives with select information for preliminary due diligence.
In late April 2025, representatives of Parent engaged in high-level financial due diligence of the Company, which included participation in calls between representatives of Piper Sandler and BofA Securities, and a review of financial information and documents. On April 18, 2025, Parent and the Company, together with their respective financial advisors, participated in a call to discuss the high-level financial due diligence information provided by the Company.
On May 12, 2025, Ms. Morhous and Mr. Wright met by telephone to discuss the status of Parent’s interest in pursuing a potential transaction.
On May 13, 2025, the Parent Board held a regularly scheduled meeting attended by Parent management and representatives of BofA Securities. During the meeting, Parent management and BofA Securities provided an update regarding preliminary discussions with the Company. The Parent Board authorized Parent management to deliver a non-binding indication of interest to the Company regarding a potential acquisition.
On May 15, 2025, representatives of BofA Securities, on behalf of Parent, sent representatives of Piper Sandler an initial indication of interest to acquire the Company for $13.50 per Share in cash (the “May Offer”). The proposed purchase price per Share in the May Offer represented a premium of approximately 33% to the closing price of the Shares on May 14, 2025. The proposal noted that the May Offer was conditioned on the Company allowing Parent an exclusive negotiating period of sixty days. On May 16, 2025, Piper Sandler informed BofA Securities that the Company Board was not prepared to move forward at that valuation but was willing to engage in further dialogue to identify opportunities for a higher value.

Parent directed BofA Securities to inform Piper Sandler that Parent was disappointed that the Company had not made a counter proposal and that Parent and would take some time to consider whether to engage in additional discussions and potentially increase its offer price.
On May 20, 2025, representatives of BofA Securities contacted representatives of Piper Sandler and requested a counterproposal from the Company. The representatives of Piper Sandler noted that the Company Board was unwilling to transact at the offer price in the May Offer. On May 29, 2025, representatives of BofA Securities contacted representatives of Piper Sandler to discuss the Company’s response to the May Offer. Representatives of Piper Sandler reiterated that Parent would need to improve its offer price before the Company Board would consider providing a response to the May Offer.
On June 14, 2025, Ms. Morhous and Mr. Wright held a call to discuss the potential transaction, during which Mr. Wright reiterated the Company Board’s willingness to consider another offer and stated that the Company would not provide a counterproposal to the May Offer. Mr. Wright reiterated the Company Board’s belief that the May Offer undervalued the Company in light of the Company’s projected financial performance.
On June 23, 2025, representatives of BofA Securities contacted representatives of Piper Sandler to convey that Parent was continuing to evaluate whether it could increase its offer price to acquire the Company.
In early July 2025, Parent management determined to reengage with the Company regarding a potential acquisition. On July 11 and July 12, 2025, representatives of BofA Securities and representatives of Piper Sandler held several meetings to discuss high-level financial due diligence and updated financials. Representatives of Piper Sandler subsequently provided Parent with preliminary second quarter financial results for the Company. On July 13, 2025, Ms. Morhous and Mr. Wright met by telephone regarding the Company and to inform Mr. Wright that Parent was considering a revised offer.
On July 16, 2025, the Parent Board held a special meeting attended by Parent management and representatives of BofA Securities. During the meeting, Parent management and representatives of BofA Securities provided an update regarding the status of discussions with the Company. The Parent Board unanimously approved submitting a revised non-binding indication of interest. On July 17, 2025, representatives of BofA Securities sent representatives of Piper Sandler a revised indication of interest proposing to acquire all of the Shares for $16.35 per Share in cash. The revised purchase price per Share in the July 17 proposal represented a premium of approximately 31% to the closing price of the Shares on July 16, 2025. On the same day, Ms. Morhous and Mr. Wright had a further discussion regarding the revised proposal. On July 18, 2025, representatives of Piper Sandler indicated that the Company Board was considering the revised offer price. Ms. Morhous and Mr. Wright had additional telephonic meetings on July 23 and 28, 2025 during which Ms. Morhous reiterated Parent’s interest in acquiring the Company and the assumptions behind Parent’s $16.35 per Share offer, and conveyed that she did not believe that Parent would be willing to increase its offer above $17.12 per Share. Ms. Morhous also indicated to Mr. Wright that Parent would require a customary non-solicitation provision and a termination fee of 3.5% of the transaction’s equity value in the definitive agreement providing for a transaction, and reiterated Parent’s desire for the Company to agree to a period of exclusivity with Parent. Mr. Wright indicated that the Company’s board believed that Parent’s offer remained inadequate, and noted that the Company would propose a higher offer price in a counter proposal.
On July 29, 2025, representatives of Piper Sandler delivered to representatives of BofA Securities a proposed non-binding letter of intent indicating that the Company Board would agree to a sale of 100% of the Shares for $18.00 per Share in cash, representing a 49% premium to the closing price of the Shares on July 28, 2025. The non-binding letter of intent proposed that Parent agree to reimburse the Company for the Company’s transaction expenses if Parent should determine for any reason to reduce the per Share offer price or decide not to proceed to acquire the Company, and proposed to grant Parent an exclusive negotiating period through August 24, 2025.
On July 29, 2025, Ms. Morhous called Mr. Wright to indicate that Parent would send a response to the July 29 counterproposal that would provide for a transaction with the Company at $17.12 per Share in cash. Ms.Morhous reiterated that this offer price represented Parent’s final offer price and that Parent would require a customary non-solicitation provision and a termination fee of 3.5% of the transaction’s equity value in the definitive transaction agreement. Mr. Wright responded that an appropriate termination fee would be approximately 3% of the transaction’s equity value and that it would be appropriate for the Company to be permitted to conduct a post-signing market check.
On July 30, 2025, representatives of BofA Securities, on behalf of Parent, submitted a further revised offer in a non-binding indication of interest proposing to acquire all of the Shares for $17.12 per Share in cash based on an assumed number of fully diluted shares outstanding. BofA Securities indicated that the July 30 Offer was Parent’s “best and final” offer. The revised offer noted that it was conditioned on the Company agreeing in the definitive merger agreement to a customary non-solicitation provision by which the Company would agree to not solicit competing acquisition proposals but would allow the Company Board to terminate the transaction to pursue a Superior Proposal under certain circumstances, conditioned upon paying Parent a termination fee in the amount of 3.5% of the transaction equity value. The revised non-binding offer was also conditioned upon the Company granting Parent a five-week exclusivity period to complete due diligence and negotiate the definitive merger agreement. Parent also indicated in the indication of interest that it was not willing to agree to the expense reimbursement provision requested by the Company. On July 31, 2025, representatives of Piper Sandler communicated to representatives of BofA Securities that the principal terms of the revised offer, including in particular the $17.12 per Share offer price, were favorably received by the Company Board. Over the next few days, Ms. Morhous and Mr. Wright held telephone calls to discuss Parent’s revised offer, and representatives of Piper Sandler and BofA Securities exchanged revised marked drafts of the indication of interest to make minor edits to the indication of interest, including agreeing to move the exclusivity provisions to a separate exclusivity letter agreement. On August 2, 2025, representatives of BofA Securities sent representatives of Piper Sandler a revised final indication of interest containing those terms. The Company indicated that based on those terms, the Company was willing to grant Parent an exclusive negotiating period during which Parent would have the opportunity to complete its due diligence and the parties would seek to negotiate a mutually agreeable definitive merger agreement.
On August 2, 2025, representatives of the Company’s legal counsel, Kirkland & Ellis LLP (“Kirkland”) sent to representatives of Parent’s legal counsel, Kilpatrick Townsend & Stockton LLP (“Kilpatrick”), a draft of an exclusivity letter agreement and exchanged revised drafts with Kilpatrick. On August 3, 2025, Parent and the Company executed the exclusivity letter agreement, which granted Parent an exclusive negotiating period through September 8, 2025, but provided that the Company could terminate the exclusivity period early if Parent were to propose any material change to the terms set out in Parent’s final non-binding indication of interest, including particularly if Parent should propose any reduction in the $17.12 per Share offer price.
On August 8, 2025, the Company opened a new data room to provide Parent with additional diligence information. Between the period from August 12, 2025, until the execution of the Merger Agreement on September 9, 2025, senior management of Parent, along with its legal counsel and financial advisor, conducted comprehensive diligence on the Company across legal, finance, accounting, tax, human resources, operations, information technology, marketing, and franchise operations, which included diligence calls with senior management of the Company and its legal counsel and financial advisor.
On August 16, 2025, representatives of Kirkland sent a draft of the Merger Agreement to representatives of Kilpatrick. The draft Merger Agreement provided for, among other things, a termination fee equal to 3.5% of transaction equity value, payable if, among other things, the Merger Agreement is terminated by the Company to accept and enter into an agreement with respect to a Superior Proposal (as defined below). On August 25, 2025, representatives of Kirkland sent to representatives of Kilpatrick a draft schedule of exceptions to the interim operating covenants in the Merger Agreement. The exceptions contemplated, among other things, the issuance of incentive equity and retention benefits to Company management and employees during the period between the signing of the Merger Agreement and the Closing.
On August 28, 2025, representatives of Kilpatrick, on behalf of Parent, sent a revised draft of the Merger Agreement to representatives of Kirkland. The draft noted that Parent had determined in its diligence investigation that the Company had a greater number of fully diluted shares outstanding than had been contemplated by Parent’s proposed $17.12 per Share purchase price, and addressed various ways to bridge the gap in valuation caused by that share number discrepancy, including proposing that the Company’s cash and net working capital be at agreed levels as of the Closing, and that certain equity incentive plans be scaled back or postponed. The August 28 draft also noted Parent’s expectation that the Company’s directors and executive officers would enter into tender and support agreements.
On August 29, 2025, representatives of Kirkland and Kilpatrick had a telephonic discussion to discuss several open issues in the Merger Agreement, including particularly the cash and net working capital required minimums and the treatment of incentive equity.
Over the next week, various members of Parent management and Company management, including Ms. Morhous and Mr. Wright, had numerous telephone calls to discuss unresolved matters and due diligence.
On September 2, 2025, the Parent Board held a special meeting, during which Parent management provided an update on confirmatory diligence findings and enterprise value. The Parent Board approved management’s proposal to move forward with the anticipated transaction and the execution, delivery, and performance of the Merger Agreement.
On September 2, 2025, representatives of Kilpatrick, on behalf of the Company, sent representatives of Kirkland a revised draft of the schedule of exceptions to the interim operating covenants, again primarily relating to severance and retention benefits.
On September 4, 2025, representatives of Kirkland, on behalf of the Company, sent representatives of Kilpatrick a revised draft of the Merger Agreement which, among other things, objected to the proposed minimum cash and net working capital requirements.
On September 4 and September 5, 2025, Ms. Morhous and Mr. Wright held additional discussions by telephone regarding the transaction. Ms. Morhous confirmed that Parent remained willing to move forward at the $17.12 per Share offer price and other material terms previously proposed, but noted that Parent would require clear restrictions on the Company’s ability to increase compensation or retention benefits of Company management and employees during the period between signing of the Merger Agreement and closing of the transaction. Ms. Morhous also noted that Parent would need the Company to agree to cooperate with Parent to facilitate Company restructuring transactions immediately prior to, but conditioned upon, the closing of the Merger, in order to facilitate Parent’s desired post-closing organizational structure. Finally, Ms. Morhous requested that the parties’ exclusivity letter agreement be amended to extend the exclusive negotiating period by two days to September 10, 2025, to give the parties time to finalize the Merger Agreement and complete due diligence. Ms. Morhous and Mr. Wright agreed in principal to the matters raised by Ms. Morhous, and agreed that the parties would work diligently to be in position to present a final Merger Agreement to their respective boards and execute the Merger Agreement by September 9, 2025. Promptly following those calls, representatives of Kilpatrick sent a draft extension letter to representatives of Kirkland providing for the two-day extension.
On September 5, 2025, representatives of Kilpatrick, on behalf of Parent, sent a revised draft of the Merger Agreement to representatives of Kirkland. Representatives of Kilpatrick, on behalf of Parent, also sent an initial draft of the Tender and Support Agreement to representatives of Kirkland, pursuant to which, among other things, the Company’s directors and executive officers would each agree to tender his or her Shares and otherwise support a transaction with Parent.
On September 5 and 6, 2025, representatives of Kirkland and Kilpatrick had several telephonic discussions to discuss open issues in the Merger Agreement.
Between September 6, 2025, and September 9, 2025, representatives of Kirkland, representatives of Kilpatrick and members of management of each of the Company and Parent and representatives of BofA Securities and Piper Sandler had multiple conversations to resolve outstanding issues under the Merger Agreement and exchanged multiple drafts.
On September 7, 2025, representatives of Kirkland sent a revised draft of the extension letter to representatives of Kilpatrick which reduced the extension period to one day and made other minor changes. Later on September 7, Parent and the Company executed the extension to the exclusivity agreement extending the exclusive negotiating period by one day to September 9, 2025.
On September 8 and September 9, 2025, the senior management of Parent and the Company, along with their respective legal teams, held discussions to address outstanding due diligence questions and finalize the terms of the Merger Agreement.

The Parent Board by unanimous written consent approved the final draft of the Merger Agreement and authorized Parent management to execute the Merger Agreement effective September 9, 2025.
Thereafter late in the evening of September 9, 2025, each of the Company, Parent and Purchaser executed and delivered the Merger Agreement. Also, that same night on September 9, 2025, the Company, Parent, Purchaser and certain officers and directors of the Company executed and delivered the Tender and Support Agreement.
On the morning of September 10, 2025, prior to market open, the Company issued a press release announcing the proposed transaction.
Past Contacts, Transactions, Negotiations and Agreements
For information on the Merger Agreement and the other agreements between the Company and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties” and Section 11 — “The Merger Agreement; Other Agreements.”
11.   The Merger Agreement; Other Agreements.
The Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. This summary of the Merger Agreement has been included to provide the Company’s stockholders with information regarding its terms. It is not intended to provide any other factual disclosures about Parent, Purchaser, the Company or their respective affiliates, and it is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about the Company or the transactions contemplated in the Merger Agreement contained in public reports filed by the Company with the SEC. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Parent, Purchaser and Certain Related Parties.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this section and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule delivered by the Company to Parent in connection with the Merger Agreement (which we refer to as the “Company Disclosure Letter”). Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Offer to Purchase should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company, Parent or Purchaser at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Merger, the Company, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Schedule TO and related exhibits, including this Offer to Purchase, and the Schedule 14D-9, which will be filed with the SEC on September 23, 2025, as well as in the Company’s other public filings.
The Offer
The Merger Agreement provides that, subject to the satisfaction of the Minimum Condition and the HSR Condition and the satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement and applicable law) of the other conditions that are described in Section 15 — “Conditions of the Offer,” Purchaser will, and Parent will cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not validly withdrawn promptly following the applicable Offer Expiration Time. The initial Offer Expiration Time will be 5:00 p.m., New York City time, on Wednesday, October 22, 2025.
Terms and Conditions of the Offer.   The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for purchase and pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer are subject to the prior satisfaction or waiver (to the extent waiver is permitted under the Merger Agreement and applicable law) of the conditions set forth in Section 15 — “Conditions of the Offer.” The conditions to the Offer will be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer in accordance with the Merger Agreement and applicable law. The conditions to the Offer are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any condition to the Offer at any time and from time to time, in their sole discretion, other than the Minimum Condition, the HSR Condition, the Legal Restraint Condition or the Termination Condition, which, in each case, may be waived by Parent and Purchaser with the prior written consent of the Company. Parent and Purchaser expressly reserve the right at any time, to waive, in whole or in part, any Offer condition (other than the Minimum Condition, the HSR Condition, the Legal Restraint Condition and the Termination Condition), to increase the Offer Price or modify the terms of the Offer, in each case only in a manner not inconsistent with the Merger Agreement, except that Parent and Purchaser are not permitted (without the prior written consent of the Company) to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) directly or indirectly amend, modify, supplement or waive the Minimum Condition or the Termination Condition, (iv) directly or indirectly add to, amend, modify or supplement any Offer condition, (v) directly or indirectly amend, modify or supplement any other term of the Offer in any individual case in any manner that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent, Purchaser or the Company to consummate the Offer or the Merger, (vi) terminate the Offer or accelerate, extend or otherwise change the Offer Expiration Time (except as expressly required or permitted by the Merger Agreement), (vii) change the form of consideration payable in the Offer or (viii) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.
Extensions of the Offer.   The Merger Agreement requires that Purchaser will, and Parent will cause Purchaser to, extend the Offer (i) for any minimum period required by any applicable rule, regulation, interpretation or position of the SEC or its staff or of the Nasdaq Global Select Market (“Nasdaq”) or its staff or as may be necessary to resolve any comments of the SEC or the staff of Nasdaq, as applicable, to the Offer, the Schedule 14D-9 or the Offer documents; and (ii) if at the then-scheduled Offer Expiration Time, any of the Offer conditions has not been satisfied or waived by Parent or Purchaser (to the extent waiver is permitted under the Merger Agreement and applicable law), (x) extend the Offer on one or more occasions, in consecutive periods of up to ten business days each (or for such longer or shorter period as the Company, Purchaser and Parent may agree) or (y) if the then-scheduled Offer Expiration Time is ten or fewer business days before the Termination Date, extend the Offer until 5:00 p.m., New York City time, on the day before the Termination Date (or such other date and time as the parties may agree); provided, however, that without the Company’s written consent, Purchaser shall not extend the Offer, and without Parent’s prior written consent, Purchaser shall not be required to extend the Offer, in each case, beyond the earlier of (1) March 9, 2026 (the “Termination Date”; provided, however, that if as of the Termination Date the HSR Condition and the Legal Restraint Condition (as defined below) (in the case of the Legal Restraint Condition, solely with respect to a law or order relating to antitrust laws) shall not have been satisfied or validly waived by Parent or Purchaser, to the extent waivable in accordance with the terms of the Merger Agreement and applicable law by Parent or Purchaser, then the Termination Date shall automatically be extended until 11:59 p.m., New York City time, on July 9, 2026, and all references to the Termination Date in the Merger Agreement will be as so extended), or (2) the valid termination of the Merger Agreement in accordance with its terms; provided, however, that, in the case of clause (1), if at the Termination Date or any time thereafter Parent is not then permitted to terminate the Merger Agreement pursuant to its terms, Purchaser shall be required to (and Parent shall cause Purchaser to) extend the Offer beyond the Termination Date.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The Closing of the Merger will take place promptly following (but in any event on the same date as) the Offer Acceptance Time (as defined in the Merger Agreement), except if certain conditions set forth in the Merger Agreement are not satisfied or, to the extent permitted under the Merger Agreement and by applicable law, waived as of such date, in which case the Closing will take place no later than the first business day on which all such conditions are satisfied or, to the extent permitted under the Merger Agreement and by applicable law, waived, unless (a) the Merger Agreement has been terminated pursuant to its terms or (b) another time or date is agreed to in writing by the parties to the Merger Agreement. At the effective time, the Company, Parent and Purchaser will consummate the Merger, whereby Purchaser will be merged with and into the Company, and the Company will survive the Merger as a wholly owned subsidiary of Parent. At the effective time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser will vest in the surviving corporation, and all debts, liabilities, restrictions and duties of the Company and Purchaser will become the debts, liabilities, restrictions and duties of the surviving corporation, all as provided under the DGCL, including Section 251(h) thereof.
As of the effective time, (i) the certificate of incorporation of the surviving corporation shall be amended and restated in its entirety and, as so amended, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided by the DGCL and such certificate of incorporation; and (ii) the bylaws of the surviving corporation will be amended and restated as a result of the Merger to be the same as the bylaws of Purchaser in effect immediately before the effective time, except that references to Purchaser’s name will automatically be amended and will become references to the name of the Company, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to the terms of the Merger Agreement).
The directors and officers of Purchaser immediately prior to the effective time will be the directors and officers of the surviving corporation. Such directors and officers will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal, in each case as provided in the organizational documents of the surviving corporation.
The Merger Agreement provides the Merger will be effected pursuant to Section 251(h) of the DGCL and will be effected without a vote on the adoption of the Merger Agreement by the stockholders of the Company.
Effect of the Merger on the Shares
At the effective time, each share of common stock of Purchaser that is issued and outstanding as of immediately prior to the effective time will automatically be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.
At the effective time, each Share issued and outstanding immediately prior to the effective time (other than any such Shares that are Dissenting Company Shares or Owned Company Shares), will be automatically cancelled, extinguished and converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. Excluded Shares will be cancelled at the effective time and will not be exchangeable for Merger Consideration. Dissenting Company Shares will entitle their holders only to the rights granted to them under Section 262 of the DGCL (as further described in Section 16 — “Certain Legal Matters; Regulatory Approvals — Dissenters’ Rights”).
Appraisal Rights
Notwithstanding anything to the contrary in the Merger Agreement, if required by the DGCL (but only to the extent required thereby), any Dissenting Company Shares shall, by virtue of the Merger, automatically be cancelled and shall cease to exist, and such Dissenting Company Shares will not be converted into, or represent the right to receive, the Merger Consideration pursuant to the Merger Agreement, and instead, holders of the Dissenting Company Shares will be entitled only to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, subject to any required withholding, unless and until any such holder fails to perfect or effectively withdraws or loses their rights to appraisal and payment under the DGCL; provided that, if, after the effective time, any such holder fails to perfect, effectively withdraws or loses such holder’s right to appraisal pursuant to

Section 262 of the DGCL, such holder’s Dissenting Company Shares will thereupon be treated as if they had been converted into, at the effective time, and will represent only, the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon, subject to any required withholding, and the surviving corporation will remain liable for payment of the Merger Consideration for such holder’s Dissenting Company Shares in accordance with the Merger Agreement. At the effective time, all of the Dissenting Company Shares will automatically be cancelled and extinguished and any holder of the Dissenting Company Shares will cease to have any rights with respect thereto, except for the rights provided in Section 262 of the DGCL and as provided in the previous sentence. Prior to the effective time, the Company will give Parent (i) reasonably prompt notice of any demands received by the Company for appraisal of Shares and any withdrawals of such demands and (ii) the opportunity to direct and control all negotiations and proceedings with respect to such demands for appraisal under Delaware law; provided that the Company shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands, waive any stockholder’s failure to comply with the DGCL or agree to do any of the foregoing. Prior to the Closing, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
Treatment of the Company Equity Awards
At the effective time, each of the Company’s restricted stock units (the “Company RSUs”) that is outstanding and vested (but not yet settled) as of immediately prior to the effective time, taking into account any acceleration of vesting of any Company RSU that occurs upon the effective time (each, a “Vested Company RSU”), will automatically, without any action on the part of Parent, Purchaser, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the total number of Shares subject to such Company RSU.
At the effective time, each outstanding Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) will, automatically and without any required action on the part of the holder thereof, be cancelled and substituted into the contingent right to receive from Parent or the surviving corporation an aggregate amount (without interest) in cash (a “Substituted RSU Cash Award”) equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the total number of Shares subject to such Unvested Company RSU. Each such Substituted RSU Cash Award will continue to have, and be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the effective time, except that each such Substituted RSU Cash Award will be afforded “double-trigger” accelerated vesting upon the applicable holder’s termination without cause or resignation for good reason, in each case, that occurs within 24 months following the consummation of the transactions contemplated by the Merger Agreement. Additionally, all Company RSUs held by the Company’s Chief Executive Officer and non-employee directors will accelerate and vest as of the effective time.
At the effective time, each performance-based restricted stock unit of the Company (each, a “Company PSU”) that is outstanding and unvested as of immediately prior to the effective time, will automatically be cancelled and substituted into and will become the contingent right to receive an amount in cash, without interest thereon (but subject to applicable withholding) (a “Substituted PSU Cash Award”), equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the total number of Shares subject to such Company PSU, with the achievement of the performance-based vesting metrics applicable to each Company PSU based on the greater of target or actual achievement of the applicable performance metrics, as determined by the Compensation Committee of the Company Board as of the day prior to the effective time. Each Substituted PSU Cash Award will be payable on the last day of the performance period that applied to the corresponding Company PSUs immediately prior to the effective time (such date, the “Vesting Date”), subject to the applicable holder’s continued employment or service through the Vesting Date, except that each such Substituted PSU Cash Award will be afforded the “double-trigger” accelerated vesting upon the applicable holder’s termination without cause or resignation for good reason, in each case, that occurs within 24 months following the consummation of the transactions contemplated by the Merger Agreement.

At the effective time, each of the Company’s outstanding options to purchase shares of Company Common Stock (the “Company Options”) that is outstanding, whether vested or unvested as of immediately prior to the effective time will automatically, without any action on the part of Parent, Purchaser, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the total number of Shares subject to such Company Option by (ii) the excess, if any, of the Merger Consideration over the exercise price of such Company Option, less applicable taxes required to be withheld with respect to such payment.
As promptly as reasonably practicable, but in any event no later than five business days, after the Closing, the applicable holders of Vested Company RSUs and Company Options will receive a payment from the Company or the surviving corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of the Vested Company RSUs and Company Options that are cancelled and converted pursuant to the Merger Agreement; provided, that, to the extent any such amounts relate to a Vested Company RSU or Company Option that is nonqualified deferred compensation subject to Section 409A of the Code, the surviving corporation will pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Vested Company RSU or Company Option that will not trigger a tax or penalty under Section 409A of the Code.
Prior to the effective time, the Company Board (or a committee thereof) will take, or cause to be taken, all actions reasonably necessary, including to adopt any resolutions, to effect the cancellation and substitution of Company RSUs, Company PSUs and Company Options upon the effective time, which actions or resolutions will provide that such Company RSUs, Company PSUs and Company Options will terminate conditioned upon, and effective immediately after, the effective time and the holders thereof will be entitled only to the amount specified in the Merger Agreement in respect thereof.
Treatment of Company Warrants
At the effective time, each Company Warrant, to the extent not exercised by the holders thereof prior to the effective time, will automatically, without any action on the part of Parent, Purchaser, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the total number of Shares underlying such Company Warrant by (ii) the excess, if any, of the Merger Consideration over the exercise price of such Company Warrant, less applicable Taxes required to be withheld with respect to such payment (the “Warrant Consideration”), and (b) the holder of such Company Warrant, in lieu of Shares immediately purchasable and receivable upon the exercise of such Company Warrant, will be entitled only to receive the Warrant Consideration in respect of such Company Warrant and will have no other rights pursuant to such holder’s ownership of such Company Warrant. Any Company Warrant that has a per share exercise price that is greater than or equal to the Merger Consideration will automatically, without any action on the part of Parent, Purchaser, the Company or the holder thereof, be cancelled at the effective time for no consideration or payment.
Exchange of Certificates and Company Warrants
Prior to the Offer Acceptance Time, Parent will (i) select a nationally recognized bank or trust company reasonably acceptable to the Company to act as agent (the “Depositary”) for the holders of Shares to receive the Offer Price to which such holders will become entitled pursuant to the Merger Agreement and to act as an agent (the “Payment Agent”) for the holders of Shares to receive the Merger Consideration to which such holders will become entitled pursuant to Merger Consideration; and (ii) enter into a payment agent agreement with the Payment Agent, in form and substance reasonably acceptable to the Company. Parent has selected Equiniti Trust Company, LLC, as the Depositary and the Payment Agent.
Promptly after (and in any event no later than the earlier of (i) the effective time and (ii) the second business day after the Offer Acceptance Time) the Offer Acceptance Time, Parent shall deposit (or cause to be deposited) with the Depositary, by wire transfer of immediately available funds, for payment to the holders of Shares who Shares were validly tendered and validly accepted in the Offer, an amount of cash equal to the aggregate Merger Consideration to which such holders become entitled pursuant to the terms of the Merger Agreement. At or prior to the effective time, Parent shall deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders whose Shares are converted in the Merger and holders of Company Warrants, an amount of cash equal to the aggregate Merger Consideration and Warrant Consideration to which such holders become entitled pursuant to the Merger Agreement (together with the amount deposited to pay holders of Shares entitled to receive the Offer Price, the “Payment Fund”).
To the extent that (i) there are any losses with respect to any investments of the Payment Fund; (ii) the Payment Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by the Merger Agreement; or (iii) all or any portion of the Payment Fund is unavailable for Purchaser or Parent (or the Payment Agent on behalf of Purchaser or Parent), as applicable, to promptly pay the cash amounts contemplated by the Merger Agreement for any reason, Parent will, or after the effective time will cause the surviving corporation to, promptly replace or restore the amount of cash in the Payment Fund so as to ensure that the Payment Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by the Merger Agreement. The Payment Fund will not be used for any purpose other than the payment to holders of Shares as contemplated by the Merger Agreement.
Promptly following the effective time (and in any event within three business days after the effective time), Parent and the surviving corporation will cause the Payment Agent to mail to each holder of record as of immediately prior to the effective time (other than Owned Company Shares) of one or more certificates that immediately prior to the effective time represented issued and outstanding Shares (other than Owned Company Shares) (the “Certificates” (if any)) (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect to the Shares formerly represented thereby pursuant to the Merger Agreement. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificates by (y) the Merger Consideration, and the Certificates so surrendered will forthwith be cancelled. Notwithstanding anything to the contrary in the Merger Agreement, no record holder of uncertificated Shares as of immediately prior to the effective time (the “Uncertificated Shares”) will be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to the Merger Agreement with respect of such Uncertificated Shares. In lieu thereof, such record holder of Uncertificated Shares, upon receipt of an Agent’s Message by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares by (2) the Merger Consideration, and the transferred Uncertificated Shares will be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and transfer of Uncertificated Shares pursuant to the Merger Agreement. Until so surrendered or transferred, outstanding Certificates and Uncertificated Shares will be deemed from and after the effective time to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the Merger Agreement.
Promptly following the effective time (and in any event within three business days after the effective time), Parent and the surviving corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the effective time) of Company Warrants, (i) instructions for use in effecting the surrender of the Company Warrants in exchange for the Warrant Consideration payable in respect thereof, and (ii) a customary form letter of transmittal. Upon delivery of such letter of transmittal to the Payment Agent, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Warrants will be entitled to receive in exchange therefor an amount in cash equal to the Warrant Consideration as set forth in the Merger Agreement.
Prior to the effective time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that the Payment Agent will transmit to DTC or its nominee at the effective time an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the effective time multiplied by (ii) the Merger Consideration.
If payment of the Merger Consideration or Warrant Consideration is to be made to a person other than the person in whose name the surrendered Certificate, Company Warrant or transferred Uncertificated Share in exchange therefor is registered, it will be a condition of payment that (i) the person requesting such exchange present proper evidence of transfer or will otherwise be in proper form for transfer, and (ii) the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the Merger Consideration or Warrant Consideration to a person other than the registered holder of such Certificate, Uncertificated Share or Company Warrant surrendered or will have established to the reasonable satisfaction of the surviving corporation that such tax either has been paid or is not applicable.
Subject to applicable law, none of the Payment Agent, Parent, the surviving corporation or any other party to the Merger Agreement will be liable to a holder of Shares or Company Warrants for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
Any portion of the Payment Fund that remains undistributed to the holders of the Certificates, Uncertificated Shares or Company Warrants on the date that is one year after the effective time will be delivered to Parent (or to the surviving corporation as directed by Parent) upon demand, and any holders of Shares or Company Warrants that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such Shares or Company Warrants for exchange pursuant to the Merger Agreement will thereafter look for payment of the Merger Consideration or Warrant Consideration, as applicable, payable in respect of the Shares represented by such Certificates, Uncertificated Shares or Company Warrants solely to Parent (subject to abandoned property, escheat or similar law), as general creditors thereof, for any claim to the Merger Consideration or Warrant Consideration, as applicable, to which such holders may be entitled pursuant to the Merger Agreement. Any amounts remaining unclaimed by holders of any such Certificates, Uncertificated Shares or Company Warrants five years after the effective time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.
Each of the Payment Agent, the Company and the surviving corporation will be entitled to deduct and withhold (or cause to be deducted and withheld) from any cash amounts otherwise payable under the Merger Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any law in respect of taxes. To the extent that such amounts are so deducted or withheld, and timely paid over to the appropriate taxing authority, such amounts will be treated for all purposes under the Merger Agreement as having been paid to the person in respect of whom such deduction or withholding was made.
Representations and Warranties; Material Adverse Effect
The Merger Agreement contains representations and warranties of the Company and of Parent and Purchaser.
Subject to certain exceptions in the Merger Agreement, in the Company Disclosure Letter and as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC as publicly available, in each case, on or after January 1, 2023, and at least one business day prior to September 9, 2025, the Merger Agreement contains representations and warranties of the Company as to, among other things:
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organization, requisite power and authority to carry on its business and good standing and qualification to do business;

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corporate authority to execute and deliver the Merger Agreement, perform its covenants and obligations and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

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enforceability of the Merger Agreement;

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Company Board approval, fairness opinion of the Company’s financial advisor and applicable anti-takeover statutes or regulations;

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absence of conflicts and required consents or notices;

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requisite governmental approvals;

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authorized share capital of the Company, issued and outstanding equity, equity awards and other securities of the Company and other matters regarding capitalization;

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the Company’s subsidiaries;

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reports, forms, documents and financial statements of the Company required to be filed or furnished with the SEC by the Company through September 9, 2025, and the design, establishment and maintenance of disclosure controls and procedures and internal control over financial reporting;

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absence of liabilities required to be reflected on the Company’s balance sheet;

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absence of certain events or changes in the business of the Company from December 29, 2024 to September 9, 2025, including an absence of a Company Material Adverse Effect (as defined below);

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material contracts and validity thereof;

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real estate leased by the Company;

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compliance with environmental laws, permits issued pursuant to such environmental laws and absence of lawsuits against the Company pertaining to such environmental laws;

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ownership and use of intellectual property;

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cybersecurity and data privacy matters;

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tax returns, payments, audits and other tax matters;

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employee benefit plans, employee relations and related labor matters;

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compliance with applicable laws, permits and government contracting requirements;

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litigation against or involving the Company;

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insurance matters;

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compliance with anti-money laundering, anti-corruption or similar laws;

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compliance with economic sanctions and export controls;

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the Company’s top suppliers;

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quality and safety of the Company’s food and beverage products;

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related party transactions;

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broker’s fees; and

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franchise matters.

Subject to certain exceptions in the Merger Agreement, the Merger Agreement also contains representations and warranties of Parent and Purchaser as to, among other things:
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organization, requisite power and authority to carry on its business and good standing and qualification to do business;

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corporate authority to execute and deliver the Merger Agreement, perform its covenants and obligations and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

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absence of conflicts and required consents or notices;

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requisite governmental approvals;

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litigation against or involving Parent or Purchaser;

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ownership of any Shares;

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broker’s fees;

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capitalization and operations of Purchaser;

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absence of Parent vote or approval;

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available funds; and

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absence of arrangements with the Company or its affiliates.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or, with respect to the Company, a “Company Material Adverse Effect” qualification.
For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, event, effect, development, condition, occurrence or circumstance that, individually or in the aggregate, has a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, provided that, none of the following, and no changes, events, effects, developments or occurrences arising out of, relating to or resulting from the following (in each case, by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):
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any general economic conditions, or conditions in the global, international or United States economy generally;

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any conditions in the financial markets, credit markets or capital markets, including (A) changes in interest rates or credit ratings; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

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any conditions in the industries in which the Company and its subsidiaries conduct business (including supply chain delays and increases in raw material prices);

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any regulatory, legislative or political conditions (including civil unrest, protests and public demonstrations, any government responses thereto (e.g., curfews) and any escalation or worsening thereof);

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any geopolitical conditions, outbreak of hostilities, acts of war (whether or not declared), sabotage, cyber-attack (including by means of cyber-intrusion or other cyber-security breach), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions);

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earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

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any (A) epidemic, pandemic or disease outbreak, human health crises or other force majeure events, in each case, including any worsening thereof, or (B) law or mandate, directive, pronouncement, guideline or recommendation issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such law or directive, pronouncement or guideline or interpretation thereof or any material worsening of such conditions;

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the negotiation, execution, delivery or performance of the Merger Agreement, or the announcement of the Merger Agreement or the pendency of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with customers, suppliers, lenders, lessors, business partners, franchisees, employees, regulators, governmental authorities, vendors or any other person (provided that this bullet will not apply in connection with any breach of or inaccuracy in any representation or warranty set forth in the Merger Agreement expressly addressing the consequences of the negotiation, execution, delivery, performance or the announcement of the

Merger Agreement and the transactions contemplated by the Merger Agreement, or the purposes of certain Offer conditions set forth in the Merger Agreement solely as it relates to such representations and warranties);
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the compliance by any party with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;

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any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following September 9, 2025;

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any changes or proposed changes in GAAP or other accounting standards or in any applicable laws (or the enforcement, implementation or interpretation of any of the foregoing)), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any applicable law, regulation or policy (or the enforcement or interpretation thereof) by any governmental authority, or any panel or advisory body empowered or appointed thereby;

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any changes in the price or trading volume of the Shares, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred, unless otherwise contemplated by the exceptions to this definition);

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any failure, in and of itself, by the Company and its subsidiaries to meet (A) any internal or public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure described in the foregoing clauses (A) or (B) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, unless otherwise excluded by the exceptions to this definition);

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the availability or cost of equity, debt or other financing to Parent or Purchaser;

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any government shutdown or slowdown;

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any Transaction Litigation (as defined below);

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the identity of, or any facts or circumstances relating to, Parent, Purchaser, or the respective affiliates of the foregoing, the respective financing sources of or investors in the foregoing, or the respective plans or intentions of the foregoing, with respect to the Company or its business; or

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any breach by Parent or Purchaser of the Merger Agreement;

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except, in each case of the first, second, third, fourth, fifth, sixth, seventh, eleventh and fifteenth bullet points above, to the extent that such changes, events, effects, developments, occurrences or circumstances has had, or would reasonably be expected to have, a disproportionate adverse effect on the Company relative to other similarly situated companies operating in the same segment of the restaurant industry in which the Company and its subsidiaries operate, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

Conduct of Business Pending the Merger
The Merger Agreement provides that, except (a) as expressly contemplated by the Merger Agreement, (b) as set forth in the Company Disclosure Letter, (c) as required by applicable law or (d) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), during the period from September 9, 2025, until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the effective time (the “Pre-Closing Period”), the Company will, and will cause each of its subsidiaries to, use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course of business consistent with past practices, and (ii) preserve intact in all material respects its current business organization, ongoing business and significant commercial relationships with Company franchisees, top suppliers of the Company and third parties; provided that no action or omission by the Company or its subsidiaries with respect to matters addressed by any provision in the following paragraph will be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision in the following paragraph.
Further, the Merger Agreement also provides that, during the Pre-Closing Period, except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in the Company Disclosure Letter, (iii) as required by applicable law or (iv) as approved by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), the Company will not, and will not permit any of its subsidiaries to:
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amend the organizational documents of the Company or any of its subsidiaries (other than any immaterial amendments to the organizational documents of any subsidiary of the Company);

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propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

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issue, sell, deliver, grant, pledge, dispose of or encumber, or agree or commit to issue, sell, deliver, grant, pledge, dispose of or encumber, any Company securities, except (i) as required by the terms of any employment agreements or any award agreements with respect to, and upon the exercise or settlement of, Company RSUs, Company PSUs or Company Options, in each case, in effect on September 9, 2025, as permitted by their existing terms; (ii) for the issuance, sale or delivery of Common Stock to the extent required pursuant to the Company Warrants in accordance with their terms; and (iii) as contemplated by the terms of the Merger Agreement;

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reclassify, split, combine, subdivide or redeem, repurchase, purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its capital stock or other equity or voting interest, other than (i) the withholding of Shares to satisfy the exercise price or tax obligations incurred in connection with the settlement of Company RSUs, Company PSUs or Company Options or (ii) the acquisition by the Company of Company RSUs, Company PSUs or Company Options in connection with the forfeiture of such awards, in each case, in accordance with their respective terms;

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(i) establish a record date for, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, shares or other equity or property, including any combination thereof) in respect of any shares of capital stock or other equity or voting interest or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned subsidiary of the Company to the Company or one of its other wholly owned subsidiaries, or (ii) pledge or encumber any shares of its capital stock or other equity or voting interest;

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(i) incur, assume or suffer to exist any indebtedness, except (A) for trade payables incurred in the ordinary course of business, (B) for loans or advances to direct or indirect wholly owned subsidiaries of the Company and (C) for indebtedness under the Company credit agreement; (ii) make any loans, advances or capital contributions to, or investments in, any other person; or (iii) mortgage or pledge any assets, tangible or intangible, or create or suffer to exist any lien thereupon, other than certain permitted liens;

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(i) enter into, adopt, materially amend, materially modify or terminate any Company employee benefit plan or other employment or compensatory plan, policy, program, agreement or arrangement (an “Employee Plan”); (ii) increase the compensation, bonus, severance, retention or termination pay payable or that could become payable to any officers or employees, except (A) as required under any Employee Plan as in effect as of September 9, 2025 or (B) in conjunction with actions taken in the ordinary course of business consistent with past practice for any employee whose annual base compensation is less than $100,000, which increases shall not exceed 3% of such employee’s annual base compensation for such position or level; or (iii) grant, amend or modify any equity or equity-based awards (other than as permitted by the terms of the Merger Agreement), except, in each case, (A) to the extent required by applicable law or pursuant to any Employee Plan or contract in effect on September 9, 2025, in each case, in accordance with their existing terms; or (B) in connection with certain exceptions set forth in the Company Disclosure Letter;

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settle any pending or threatened legal proceeding, except for the settlement of any legal proceeding against the Company or its subsidiaries that (i) is for solely monetary payments of no more than $250,000 individually and $1,000,000 in the aggregate; (ii) does not impose any material non-monetary obligations on the Company or its subsidiaries; (iii) is Transaction Litigation and settled in compliance with the terms of the Merger Agreement; or (iv) involves any dispute between one or more of Parent or Purchaser, on the one hand, and the Company, on the other hand;
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materially change the Company’s or its subsidiaries’ methods, principles or practices of financial accounting or annual accounting period (including the manner by which estimated taxes are paid), except as required by GAAP or Regulation S-X of the Exchange Act (or any interpretation thereof), or by and governmental or taxing authority;

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(i) make (outside the ordinary course of business and inconsistent with past practice), revoke or change any tax election, change any method of tax accounting, file any amended tax return or take action to surrender any claim for a refund of taxes that, in each case, individually or in the aggregate, would materially and adversely affect the tax liability of the Company or any subsidiary, (ii) change the entity classification of any subsidiary of the Company or (iii) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment (except in connection with ordinary course extensions of time to file a tax return);

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incur or commit to incur any capital expenditures other than consistent with the Company’s capital expenditure budget in terms of amount and timing of expenditure for the fiscal years 2025 and 2026;

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enter into, modify in any material respect, amend in any material respect or terminate (other than any material contract, real property lease, joint venture lease or other restaurant lease that has expired in accordance with its terms) or waive any material rights under any material contract, real property lease or other restaurant lease except, in each case, (i) in the ordinary course of business or (ii) for renewals on substantially similar terms, other than as listed in the Company Disclosure Letter;

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(i) enter into any new franchise agreement with a new franchisee other than on terms substantially consistent with the Company’s standard form of franchise agreement or (ii) modify in any material respect, amend in any material respect or terminate any franchise agreement except, in each case, (A) in the ordinary course of business or (B) if such amendment or modification would be on terms more favorable to the Company than the form of franchise agreement, or (iii) modify in any material respect a Company franchise disclosure document or any other materials that were created for or are used in connection with the offering or selling of franchises or entering into any development agreement;

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other than with respect to the matters set forth in the seventh bullet point in this section, engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

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acquire (by merger, consolidation or acquisition of stock or assets) any other person, or any material equity interest therein or assets thereof, in any case exceeding $100,000 in any one transaction or series of related transactions, other than acquisitions of raw materials, supplies, equipment or inventory from vendors or suppliers for consumption or use in the ordinary course of business;

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sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any lien on (other than certain permitted liens), or otherwise dispose of, any of the Company’s or its subsidiaries’ tangible assets, other than such sales, assignments, licenses, leases, transfers, liens or other dispositions (i) in the ordinary course of business, (ii) that are sales or other dispositions of equipment that is no longer used by the Company or its subsidiaries in the operation of their respective businesses or (iii) that have neither a fair market value of the assets nor an aggregate purchase price that exceeds $100,000 in any one transaction or series of related transactions;

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lease, acquire or sell, or enter into any contract to lease, acquire or sell, any real property or any interest therein outside the ordinary course of business for an aggregate payment that exceeds $100,000 in any one transaction or series of related transactions;

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sell, assign, lease, license, sublicense, terminate, abandon, waive, allow to lapse or otherwise transfer or dispose of, or create or incur any lien (other than certain permitted liens) on or grant any interest in or rights with respect to, any material intellectual property of the Company (except for licenses contained in Company franchise agreements with Company franchisees and licenses, in each case, entered into or granted in the ordinary course of business);

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establish, adopt, enter into or materially amend any collective bargaining agreement (or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its subsidiaries);

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implement any employee layoffs in violation of the Worker Adjustment and Retraining Notification Act; or

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fail to use commercially reasonable efforts to maintain in full force and effect material insurance policies covering the Company and its subsidiaries and their respective directors, officers, properties, assets and business in a form and amount consistent with past practice in all material respects;

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close or open any store, restaurant, or other commercial location operated by the Company or any of its subsidiaries except substantially in accordance with the Company Disclosure Letter;

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fail to use commercially reasonable efforts to maintain the Company’s or any of its subsidiaries’ status as a federal contractor; or

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agree, resolve or commit to take any of the actions prohibited by this paragraph.

No Solicitation; Acquisition Proposal
Except as permitted by the Merger Agreement, during the Pre-Closing Period, the Company and its subsidiaries will not, and will not instruct, authorize or knowingly permit any of their representatives to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal (as defined below); (ii) furnish to any person (other than Parent, Purchaser or any designees of Parent or Purchaser) any non-public information relating to the Company or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries, in any such case or with the intent to knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, or the making of any proposal or offer that could reasonably be expected to lead to, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal (or inquiries, proposals or offers or other efforts that could reasonably be expected to lead to an Acquisition Proposal by such person), in each case, other than informing such persons of the existence of the provisions contained in the Merger Agreement; (iv) approve, endorse or recommend an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, or other contract with respect to an Acquisition Proposal (each, an “Alternative Acquisition Agreement”), other than an Acceptable Confidentiality Agreement (as defined below); (vi) grant any waiver or release under or fail to enforce any standstill, confidentiality or similar agreement of the Company or any of its subsidiaries or any anti-takeover laws unless the Company Board (or a committee thereof) first determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under applicable law; or (vii) resolve, propose or agree to do any of the foregoing. Except as permitted by the Merger Agreement, the Company and its subsidiaries will, and will use its reasonable best efforts to cause their respective representatives to, immediately following the execution of the Merger Agreement, (x) cease any solicitations, discussions, communications or negotiations with any person in connection with an Acquisition Proposal, and (y) terminate all access of any person and its representatives to any electronic data room maintained by the Company in connection with its consideration of an Acquisition Proposal. For purposes of this section, the term “person” means any person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or its subsidiaries or representatives. The Company agrees that any breach of the terms of the Merger Agreement by any of its representatives (other than any independent contractor or employee of the Company or any of its subsidiaries who is not an officer of the Company or any of its subsidiaries) will be deemed to be a breach of the Merger Agreement by the Company.
Under the Merger Agreement an “Acquisition Proposal” means any bona fide written offer or proposal from any person (other than an offer or proposal by Parent or Purchaser) or group, relating to any (i) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any person or group, whether from the Company or any other person(s), of Shares representing more than

20% of the Shares outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or group that, if consummated in accordance with its terms, would result in such person or group beneficially owning more than 20% of the Shares outstanding after giving effect to the consummation of such tender or exchange offer; (ii) direct or indirect purchase or other acquisition (whether in a single transaction or a series of related transactions) by any person or group, or stockholders of any such person or group, of more than 20% of the consolidated assets of the Company and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction (involving the Company or any of its subsidiaries pursuant to which any person or group, or stockholders of any such person or group, would hold Shares or other voting or equity securities of the Company representing more than 20% of the Shares outstanding after giving effect to the consummation of such transaction.
Receipt of Acquisition Proposal.   Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to the Offer Acceptance Time, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their representatives, participate or engage in discussions or negotiations, furnish any non-public information relating to the Company or any of its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any person or its representatives that has made or delivered to the Company an unsolicited Acquisition Proposal after September 9, 2025, and otherwise facilitate such Acquisition Proposal or assist such person (and its representatives and financing sources) with such Acquisition Proposal if requested by such person, in each case with respect to an Acquisition Proposal that was not the result of a material breach of the terms of the non-solicitation covenants and that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) either constitutes a Superior Proposal (as defined below) or could reasonably be expected to lead to a Superior Proposal and that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that, subject to applicable law, the Company will provide to Parent and Purchaser any material non-public information or data that is provided to any person given such access that was not previously made available to Parent or Purchaser prior to or promptly following the time it is provided to such person. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this section of the Merger Agreement, by itself, will not constitute a Company Board Recommendation Change (as defined below) or otherwise constitute a basis for Parent to terminate the Merger Agreement.
Under the Merger Agreement, a “Superior Proposal” means any Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “51%”) on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors (in the case of financial matters) and outside legal counsel and taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal that the Company Board (or a committee thereof) considers in good faith to be relevant) would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders than the Merger (taking into account any proposed amendment or modification proposed by Parent).
Under the Merger Agreement, an “Acceptable Confidentiality Agreement” means any confidentiality agreement with the Company that contains terms that are not materially less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement (as defined below) (provided that, for the avoidance of doubt, any such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal, and may expressly permit compliance by the Company with its obligations under the Merger Agreement).
Notice of Acquisition Proposal.   From September 9, 2025, until the earlier to occur of the termination of the Merger Agreement pursuant to its terms and the Offer Acceptance Time, the Company will, as promptly as reasonably practicable (and, in any event, within 24 hours), notify Parent if any Acquisition Proposal is received by the Company, any of its subsidiaries or any Company representative from any person or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any of the Company’s subsidiaries or any of the Company’s representatives, in each case, for the purpose of making an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal. Such notice must include (i) the identity of the person or group making such Acquisition Proposal, (ii) the material terms and conditions of such Acquisition Proposal or information request (including copies of any proposals, offers, requests, draft agreements, commitment letters or similar material documents relating to such Acquisition Proposal) and (iii) whether the Company or its representatives have provided any Company information to such person or group.
From and after September 9, 2025, the Company will keep Parent reasonably informed on a reasonably prompt basis (and, in any event, within twenty-four hours), of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any material changes thereto) and provide any information and documents required to be provided to Parent pursuant to the Merger Agreement (including any material modifications thereto and copies of any proposal or offer, including proposed agreements relating to such Acquisition Proposal provided by such person after the Company provides its initial notice of such Acquisition Proposal).
Company Board Recommendation; Company Board Recommendation Change; Intervening Event and Superior Proposal Fiduciary Exceptions
The Company Board has unanimously (i) determined and declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iii) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares to Purchaser pursuant to the Offer and (iv) agreed and authorized that the Merger be governed by Section 251(h) of the DGCL (such recommendation the “Company Board Recommendation”).
Except as permitted under the Merger Agreement, during the Pre-Closing Period, neither the Company Board nor any committee thereof will (i) (A) fail to make or withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation in a manner adverse to Parent or Purchaser; (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, to the Company stockholders an Acquisition Proposal; (C) fail to recommend against acceptance of any tender offer or exchange offer for Shares from any person or group (other than Parent or Purchaser) within ten business days after commencement of such offer by filing a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act; or (D) fail to publicly reaffirm the Company Board Recommendation within ten business days of Parent’s written request to do so following the public announcement of any Acquisition Proposal (or, if earlier, at least two business days prior to the then-scheduled Offer Acceptance Time, if such Acquisition Proposal has been publicly disclosed at least five business days prior to the then-scheduled Offer Expiration Time); provided that the Company shall not be required to make such public reaffirmation more than one time in respect of each Acquisition Proposal or each material publicly announced or disclosed modification thereto (any action described in clauses (A), (B), (C) or (D) a “Company Board Recommendation Change”); (ii) resolve or publicly propose to take any action described in clause (i); or (iii) approve, recommend, cause or permit, or publicly propose to approve, recommend, cause or permit, the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement.
Notwithstanding anything to the contrary set forth in the Merger Agreement, at any time prior to the Offer Acceptance Time:
Intervening Event.   The Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event (as defined below) if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that the Company Board (or a committee thereof) will not effect such a Company Board Recommendation Change unless:
•
the Company has provided prior written notice to Parent at least four business days in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change, which notice will specify the basis for such Company Board

Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event;
•
during such four business day period, if requested by Parent in good faith, the Company and its representatives shall have engaged in good faith negotiations with Parent regarding any modifications to the terms and conditions of this Agreement proposed by Parent in order to cause such Company Board Recommendation Change to cease to be necessary; and

•
the Company Board shall have considered any written proposals for modifications to the Merger Agreement that may be proposed by Parent in a form that is binding on Parent subject only to execution by the Company and, at the end of such four business day period, shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) that (1) after giving effect to such modifications proposed by Parent, such changes would not change the determination of the Company Board of the need for a Company Board Recommendation Change, and (2) the failure to make the Company Board Change Recommendation would still reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable law; or

Superior Proposal.   If the Company receives an Acquisition Proposal that did not result from a material breach of the Merger Agreement and that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal, then the Company Board (or a committee thereof) may (1) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (2) cause the Company to terminate the Merger Agreement pursuant to its terms in order to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided that the Company Board (or a committee thereof) will not take any action described in the foregoing clauses (1) and (2) unless:
•
the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (which determination shall not constitute a Company Board Recommendation Change or termination); and

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the Company has provided prior written notice (the “Determination Notice”) to Parent at least four business days in advance (it being understood that any material revision, amendment, update or supplement to the terms or conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional minimum of three business days (instead of at least four business days) from the date of such notice) (any such notice period, the “Notice Period”), which notice shall not constitute a Company Board Recommendation Change or termination, to the effect that the Company Board (or a committee thereof) intends to take the actions described in foregoing clauses (1) or (2), including (y) the identity of the person or group making such Acquisition Proposal and (z) the material terms and conditions of such Superior Proposal (including copies of any proposals, offers, requests, draft agreements, commitment letters or similar material documents relating to such Superior Proposal); (ii) during the Notice Period, if requested by Parent in good faith, the Company and its representatives shall have engaged in good faith negotiations with Parent regarding any modifications to the terms and conditions of this Agreement proposed by Parent in order to cause such Superior Proposal to no longer constitute a Superior Proposal; and (iii) the Company Board shall have considered any written proposals for modifications to this Agreement that may be proposed by Parent in a form that is binding on Parent subject only to execution by the Company and shall have determined in good faith (after consultation with its financial advisors and outside legal counsel) that (y) after giving effect to such modifications proposed by Parent in a form that is binding on Parent subject only to execution by the Company, such Superior Proposal still constitutes a Superior Proposal, and (z) the failure to make the Company Board Change Recommendation would still reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable law.

Under the Merger Agreement, an “Intervening Event” means any means any material change, development, event, effect or circumstance or change in circumstances or facts (including any change in probability or magnitude of circumstances) that (i) was not known to or reasonably foreseeable by the Company Board on September 9, 2025 (or if known to the Company Board, the consequences of which were not known to or reasonably foreseeable by the Company Board as of September 9, 2025), (ii) did not result from a material breach of the Merger Agreement by the Company and (iii) does not relate to any Acquisition Proposal.
Additional Covenants
Efforts to Complete the Merger; Regulatory Approvals.   Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, will (and will cause its respective affiliates, if applicable, to), to the extent required, (i) file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) a Notification and Report Form relating to the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement as required by the HSR Act within twenty business days following September 9, 2025; and (ii) as promptly as practicable following September 9, 2025, file such notification filings, forms and submissions, including any draft notifications in jurisdictions requiring pre-notification, with any governmental authority as are required by other applicable antitrust laws in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. Each of Parent and the Company will (A) cooperate and coordinate (and will cause their respective affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) subject to the Merger Agreement, make (or cause to be made) an appropriate response to any request or requirement for additional information by the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction; and (D) take (and cause their affiliates to take) all action necessary, proper or advisable to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the Merger Agreement or the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including requesting early termination of the waiting period under the HSR Act; and (2) obtain any required consents pursuant to the HSR Act and any antitrust laws applicable to the Merger Agreement or the Offer, the Merger and the other transactions contemplated by the Merger Agreement, in the case of each of clauses (1) and (2), as promptly as reasonably practicable and in any event prior to the Termination Date. Each of Parent and Purchaser (and their respective affiliates, if applicable), on the one hand, and the Company (and its affiliates, if applicable), on the other hand, will promptly inform the other of any material communication from any governmental authority regarding the Offer, the Merger and the other transactions contemplated by the Merger Agreement in connection with such filings. If any party to the Merger Agreement or affiliate thereof receives any comments or a request for additional information or documentary material from any governmental authority with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement pursuant to the HSR Act or any other antitrust laws applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, then such party will make (or cause to be made), as promptly as practicable and after consultation and cooperation with the other parties in accordance with the Merger Agreement, an appropriate response to such request. Neither party will stay, toll or extend any applicable waiting period under the HSR Act, pull and refile under the HSR Act, or enter into any timing or other agreement or understanding with any governmental authority with respect to the HSR Act or any other antitrust laws applicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement without the consent of the other party, which will not be unreasonably conditioned or withheld. Parent shall pay all filing fees under the HSR Act and other antitrust laws; provided, that Parent and the Company shall each bear its own costs for the preparation of any such filings.
Without limiting the foregoing, if and to the extent necessary to obtain expiration or termination of any applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the Merger Agreement or clearance of the transactions as promptly as practicable and in any event prior to the Termination Date, each of Parent and Purchaser shall (and shall cause their respective affiliates to, if applicable) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, and take all actions necessary to avoid or eliminate each and every impediment under the HSR Act and any other antitrust laws, including (i) the sale, divestiture, transfer, license, disposition or holding separate (through the establishment of a trust or otherwise), of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent, Purchaser and their respective affiliates and of the Company and its subsidiaries; (ii) the termination, modification, or assignment of existing relationships, joint ventures, Contracts, or obligations of the Company and its subsidiaries; (iii) the modification of any course of conduct regarding future operations of Parent, Purchaser and their respective affiliates and of the Company and its subsidiaries; and (iv) any other restrictions on the activities of Parent, Purchaser and their respective affiliates and of the Company and its subsidiaries, including the freedom of action of Parent, Purchaser and their respective affiliates and of the Company and its subsidiaries with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests or any other restriction on the activities of Parent and Purchaser (and their respective affiliates, if applicable) customarily associated with a sale or divestiture of assets (any such action or limitation described in clauses (i) through (iv), a “Restriction”); provided that (A) nothing shall require (1) Parent or any of its subsidiaries or the Company or any of its subsidiaries to take, accept or agree to any Restriction unless the effectiveness of such Restriction is conditioned upon the closing of the transactions contemplated by the Merger Agreement, (2) Parent or any of its subsidiaries or the Company or any of its subsidiaries to commit to or effect any Restriction that, individually or in the aggregate with all other Restrictions, would be material to the Company and its subsidiaries, taken as a whole (without giving effect to the Merger) or (3) Parent or any of its Affiliates to take, accept or agree to any Restriction other than solely with respect to the Company and its subsidiaries or; and (B) in no event shall the Company or its subsidiaries agree to any Restriction relating to any consents, approvals or clearances under any antitrust law without the prior written consent of Parent.
In furtherance and not in limitation of the foregoing, the Company, Parent and Purchaser will (and will cause their respective affiliates to), subject to any restrictions under applicable laws, (i) promptly notify the other parties to the Merger Agreement of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such person from a governmental authority or intervening party in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement to a governmental authority; (ii) keep the other parties informed with respect to the status of any such submissions and filings to any governmental authority in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and any developments, meetings or discussions with any governmental authority or intervening party in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or legal proceeding under applicable laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any governmental authority or intervening party with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any governmental authority or intervening party in respect of the Offer, the Merger and the other transactions contemplated by the Merger Agreement without giving the other parties reasonable prior notice of such meeting or substantive discussions and, unless prohibited by such governmental authority, the opportunity to attend or participate. However, each of the Company, Parent and Purchaser may designate any non-public or competitively sensitive information (including trade secrets) provided to any governmental authority as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of Parent or Purchaser, without approval of the Company, if the Company is providing the non-public or competitively sensitive information, or to the Company, without approval of Parent, if Parent or Purchaser is providing the non-public or competitively sensitive information; provided that each of the Company, Parent and Purchaser may redact any valuation and related information before sharing any information provided to any governmental authority with another party on an “outside counsel only” basis, and that the Company, Parent and Purchaser shall not in any event be required to share information that is entitled to legal privilege with the other parties, even on an “outside counsel only” basis, where this would cause such information to cease to be entitled to legal privilege.
If any administrative or judicial action or legal proceeding is instituted (or threatened to be instituted) by any person challenging the transactions contemplated by the Merger Agreement as violative of any applicable law, each of Parent, Purchaser and the Company will, and will cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or legal proceeding, including any action or legal proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by the Merger Agreement.
Parent and Purchaser also agreed that, during the Pre-Closing Period, Parent and Purchaser shall not, and shall cause their respective subsidiaries not to, acquire or agree to acquire (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) any type of ownership interest in any other business enterprise or assets that that operate, sell or franchise any type of fast casual restaurant or that would reasonably be expected to prevent or materially delay the expiration or termination of any waiting period pursuant to the HSR Act or any other antitrust laws applicable to the Merger Agreement or the transactions contemplated by the Merger Agreement, the receipt of any clearance pursuant to any other laws applicable to the Merger Agreement or the transactions contemplated by the Merger Agreement, or the consummation of the transactions contemplated by the Merger Agreement.
Section 16 Matters.   Prior to the effective time, the Company will be permitted to take all such actions as may be reasonably necessary or advisable to cause the transactions contemplated by the Merger Agreement, and any dispositions of equity securities of the Company (including derivative securities) (including the disposition, cancellation or deemed disposition and cancellation of Shares, Company RSUs, Company PSUs or Company Options) in connection with the transactions contemplated by the Merger Agreement by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 under the Exchange Act.
Indemnification and Insurance.   Parent and its subsidiaries shall (and Parent shall cause the surviving corporation and its subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its subsidiaries (i) pursuant to the organizational documents of the Company and its subsidiaries, as in effect on September 9, 2025, and (ii) under any disclosed indemnification agreements in effect on such date between the Company and any of its subsidiaries or affiliates, on the one hand, and any of their respective current or former directors, officers, employees or agents (and any person who becomes a director, officer, employee or agent of the Company or any of its subsidiaries prior to the effective time), on the other hand (each, together with such person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”), arising out of or relating to actions or omissions in their capacity as such occurring up to and including the effective time, including in connection with the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. In addition, during the period commencing at the effective time and ending on the sixth anniversary of the effective time, Parent will (and Parent will cause the surviving corporation’s and its subsidiaries’ to) cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses of the Indemnified Persons that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the subsidiaries of the Company, as of September 9, 2025. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner that would be adverse to any Indemnified Person except as required by applicable law.
Without limiting the generality of the previous paragraph, during the period commencing at the effective time and ending on the sixth anniversary of the effective time, Parent and its subsidiaries will, and Parent will cause the surviving corporation to indemnify and hold harmless, to the fullest extent permitted by applicable law, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding, whether civil, criminal, administrative or investigative, whenever asserted, to the extent that such legal proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that, at or prior to the effective time, such Indemnified Person is or was a director, officer, employee or agent of the Company or any of its subsidiaries, is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; (ii) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates, or taken at the request of the Company or such subsidiary or affiliate

(including in connection with serving at the request of the Company or such subsidiary or affiliate as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan)) prior to or at the effective time; and (iii) the transactions contemplated by the Merger Agreement, as well as any actions taken by the Company, Parent or Purchaser with respect thereto, except that if, at any time prior to the sixth anniversary of the effective time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this paragraph, then the claim asserted in such notice will survive the sixth anniversary of the effective time until such claim is fully and finally resolved. In the event of any such legal proceeding, Parent and its subsidiaries will, and Parent will cause the surviving corporation to, advance all fees and expenses (including reasonable fees and expenses of counsel) as incurred by an Indemnified Person in the defense of such legal proceeding; provided that such person agrees in advance to return any such funds if a court of competent jurisdiction determines in a final, nonappealable judgment that such person is not ultimately entitled to indemnification. Notwithstanding anything to the contrary in the Merger Agreement, none of Parent, the surviving corporation nor any of their respective affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any legal proceeding for which indemnification may be sought by an Indemnified Person pursuant to the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such legal proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Peron complies or complied with any applicable standard will be made by independent legal counsel selected by the surviving corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the surviving corporation.
During the period commencing at the effective time and ending on the sixth anniversary of the effective time, the surviving corporation will (and Parent will cause the surviving corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect at the Closing (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the effective time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to the first sentence of this paragraph, the surviving corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the surviving corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s existing directors’ and officers’ liability insurance carrier as of the Closing. In lieu of the foregoing obligations, prior to the effective time the Company may purchase, after prior consultation with Parent, a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier as of the Closing so long as the cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the effective time, the surviving corporation shall (and Parent shall cause the surviving corporation to) maintain such “tail” policy in full force and effect for a period of no less than six years after the effective time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy and Parent or the surviving corporation are unable to obtain the insurance described in this paragraph for an aggregate premium less than or equal to the Maximum Annual Premium, Parent shall cause the surviving corporation to instead obtain as much comparable insurance as possible for an aggregate premium equal to the Maximum Annual Premium.
Employee and Benefit Plan Matters.   Under the Merger Agreement, Parent acknowledges that a “change of control” (or similar phrase) within the meaning of each applicable Employee Plan will occur as of the effective time. Subject to the terms of the Merger Agreement, nothing will prohibit the surviving corporation from amending or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms, to comply with terms of the Merger Agreement or as required pursuant to applicable law.
From the effective time through the first anniversary thereof (the “Continuation Period”), the surviving corporation and its subsidiaries shall (and Parent shall cause them to) provide each Company employee who continues employment past the effective time with (A) an annual base salary or base wage rate, as applicable, that is no less favorable than that provided to such employee as of the effective time, (B) a target annual bonus opportunity that is no less favorable than that provided to such employee as of the effective time, and (C) severance benefits no less favorable than the severance benefits provided to such employee as of the effective time.
If the effective time occurs prior to the date on which the Company pays annual bonuses for calendar year 2025, then Parent or one of its subsidiaries (including the surviving corporation) shall pay a bonus to each Company employee who continues employment past the effective time who is otherwise eligible to receive an annual cash bonus for calendar year 2025 and who remains employed with Parent or one of its subsidiaries through the applicable payment date (except as provided below) based on the greater of (A) target or (B) actual performance achievement for calendar year 2025 under the terms of the applicable bonus program (the “2025 Annual Bonuses”); provided that, (1) if the employment of any such employee is terminated following the Closing and prior to the payment date for the 2025 Annual Bonus for reasons other than cause (as defined in the Company’s 2019 Long-Term Incentive Plan) or a resignation for good reason (if applicable, as defined in the applicable Employee Plan), then such employee will be entitled to payment of a pro-rated portion of the 2025 Annual Bonus based on the number of days the employee was employed during calendar year 2025 (subject to execution of a customary release), and (2) in no event shall payment of any 2025 Annual Bonus pursuant to this section result in the duplication of payments to any employee under any other incentive, severance or other similar arrangement. The 2025 Annual Bonuses shall be paid by Parent or the surviving corporation at the same time that such annual bonuses are typically paid in the ordinary course of business by the Company.
During the Continuation Period, Parent shall, and shall cause the surviving corporation and its subsidiaries to provide each continuing employee with employee benefits (other than transaction-based benefits, non-qualified plan benefits, equity benefits and long-term incentives) that are substantially comparable in the aggregate to the employee benefits either (A) provided to such employee as of the effective time or (B) provided to similarly situated employees of Parent and its subsidiaries.
With respect to any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by Parent or any of its affiliates (including, following the effective time, the surviving corporation and its subsidiaries) (such plans, the “New Plans”) that is made available to any Company employee who continues employment past the effective time, Parent shall, and shall cause the surviving corporation and its subsidiaries to, cause to be granted to such continuing employee credit for all service with the Company and its subsidiaries before the effective time for purposes of eligibility to participate, vesting and, for purposes of vacation or other paid time off accrual and severance entitlement, entitlement to benefits, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits for the same period of service. In addition, Parent will or will cause the surviving corporation to use commercially reasonable efforts to ensure (i) each such employee will be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent that such waiting period was satisfied under a similar or comparable Company employee benefit plan in which such employee participated immediately before the effective time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan that is a group health plan, the surviving corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such employee; and (iii) that all eligible expenses incurred by each employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such employee’s participation in the corresponding New Plan begins are given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Any vacation or paid time off accrued but unused as of immediately prior to the effective time by any Company employee who continues employment past the effective time shall be credited to such employee following the effective time.
Transaction Litigation.   During the period from September 9, 2025, until the earlier to occur of the termination of the Merger Agreement pursuant to terms thereof and the effective time, the Company will provide Parent with prompt notice of any legal proceeding commenced or threatened against a party to the Merger Agreement or any of its subsidiaries or affiliates (or their respective directors, members, managers, partners or officers) or otherwise relating to, involving or affecting such party or any of its subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, other than any legal proceeding that is (i) solely among all or some of the parties to the Merger Agreement and (ii) related to the Merger Agreement or the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in (but not control) the defense, settlement or prosecution of any Transaction Litigation and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).
Stock Exchange Delisting.   Prior to the effective time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Shares from Nasdaq as promptly as practicable after the effective time and (b) the deregistration of the Shares pursuant to the Exchange Act as promptly as practicable after such delisting.
Assistance with Potential Restructuring Transactions.   The Company shall, and shall cause its subsidiaries to, cooperate with Parent to take any and all reasonable actions to the extent requested by Parent in writing no later than five business prior to the effective time, in each case which are necessary or required in order to (i) transfer certain assets, liabilities and operations of the Company or its subsidiaries into one or more other Company subsidiaries immediately prior to, but conditioned upon, the consummation of the Offer and the effective time, and (ii) sell, immediately prior to, but conditioned upon, the consummation of the Offer and the effective time, the assets or equity interests of certain Company subsidiaries to an affiliate of Parent for cash or such other consideration as may be reasonably acceptable to the Company (each transfer contemplated by clause (i) or (ii), a “Pre-Closing Transaction”). Any cash proceeds received by the Company or one of its subsidiaries pursuant to clause (ii) of the immediately preceding sentence (the “Pre-Closing Transaction Proceeds”) shall be distributed first to the Company and then further distributed pro rata to its stockholders at the effective time in an integrated transaction that is treated for U.S. federal income Tax purposes as a redemption (including a deemed redemption pursuant to the Merger) of a number of Shares with a value (based on the Offer Price) equal to the amount of cash so distributed that, to the reasonable satisfaction of the Company, qualifies as a redemption of such Shares that further qualifies as an exchange under Section 302 of the Code,. In furtherance of the foregoing, for U.S. federal income Tax purposes, to the extent that Pre-Closing Transaction Proceeds are deposited with the Payment Agent, any such Pre-Closing Transaction Proceeds paid to holders of Shares shall be deemed to be paid to such holders in redemption of the applicable number of Shares (based on the Offer Price). For the avoidance of doubt, any cash received by a holder of Sharees pursuant to the two immediately preceding sentences shall be treated for purposes of the Merger Agreement as a payment to such holder of the applicable portion of the amount to which such holder is otherwise entitled pursuant to the Merger Agreement.
None of the representations, warranties, covenants or other undertakings of the Company, any of its subsidiaries or representatives shall be deemed to apply to, or deemed breached or violated by, any of the actions contemplated by this provision or by any action taken by them at the request of Parent in furtherance of this provision. None of the Company, its subsidiaries or any of their respective representatives shall be required to pay any fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent or Purchaser in connection with this provision, and none of them shall be required to take any action pursuant to this provision to the extent that it determines, in its sole discretion exercised in good faith, that such action could result in any incremental cost, Tax or other adverse impact to any holder of Shares. Parent shall indemnify and hold harmless the Company, its subsidiaries and their respective representatives for, from and against any and all reasonable, out-of-pocket costs, fees and expenses (including attorneys’ fees), Taxes, losses, claims and liabilities actually suffered or incurred by them in connection with such cooperation, and any action taken by them at the request of Parent pursuant to this provision.
Conditions of the Offer
See “Section 15 — Conditions of the Offer.”

Conditions to the Merger
The respective obligations of Parent, Purchaser and the Company to consummate the transactions contemplated by Merger Agreement are subject to the satisfaction or waiver (where permissible pursuant to applicable law) at or prior to the effective time of each of the following conditions:
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Purchaser (or Parent on Purchaser’s behalf) will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn; and

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no governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any federal, state, local, foreign or multinational law, rule or regulation or order, judgment or injunction, whether civil, criminal or administrative (whether temporary, preliminary or permanent), that prohibits, restricts, enjoins or otherwise makes illegal the consummation of the Offer or the Merger and is continuing in effect.

Termination
The Merger Agreement may be validly terminated only as follows:
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at any time prior to the Offer Acceptance Time by mutual written agreement of Parent and the Company;

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by either Parent or the Company, if law or final, non-appealable Order applicable to the Merger or the Offer prohibits, makes illegal or enjoins the consummation of the Merger or the Offer;

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by either Parent or the Company, at any time prior to the Offer Acceptance Time, if the Closing has not occurred by 11:59 p.m., New York City time, on March 9, 2026 (the “Termination Date”; provided, however, that if as of the Termination Date the HSR Condition and the Legal Restraint Condition (in the case of the Legal Restraint Condition, solely with respect to a law or order relating to antitrust laws) shall not have been satisfied or validly waived by Parent or Purchaser, to the extent waivable in accordance with the terms of the Merger Agreement and applicable law by Parent or Purchaser, then the Termination Date shall automatically be extended until 11:59 p.m., New York City time, on July 9, 2026, and all references to the Termination Date in the Merger Agreement will be so extended); provided, further, that the right to terminate the Merger Agreement pursuant to this bullet point will not be available (i) to the Company, if Parent has the right to terminate the Merger Agreement pursuant to the fifth bullet point of this section, (ii) to Parent, if the Company has the right to terminate the Merger Agreement pursuant to the sixth bullet point of this section, or (iii) to any party whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger prior to the Termination Date, or (B) the failure of the effective time to have occurred prior to the Termination Date;

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by Parent, at any time prior to the Offer Acceptance Time, if the Company or the Company Board (i) has failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or (ii) has effected a Company Board Recommendation Change;

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by Parent, at any time prior to the Offer Acceptance Time, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of the Company Representations Condition (as defined below) or the Obligations Condition (as defined below) of the Merger Agreement except that if such breach is capable of being cured by the Termination Date, Parent shall not be entitled to terminate the Merger Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty days prior to such termination, stating Parent’s intention to terminate the Merger Agreement pursuant to this bullet point and the basis for such termination, it being understood that Parent shall not be entitled to terminate the Merger Agreement if such breach has been cured prior to termination (to the extent capable of being cured); provided that Parent will not have the right to terminate the Merger Agreement pursuant to this bullet point if it is then in breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement such that the Company has the right to terminate the Merger Agreement pursuant to the sixth bullet point in this section;
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by the Company, at any time prior to the Offer Acceptance Time, if Parent or Purchaser has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or have a material adverse effect on the ability of Parent or Purchaser to perform their respective covenants and obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement, except that if such breach is capable of being cured by the Termination Date, the Company shall not be entitled to terminate the Merger Agreement pursuant to this bullet point prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty days prior to such termination, stating the Company’s intention to terminate the Merger Agreement pursuant to this bullet point and the basis for such termination, it being understood that the Company shall not be entitled to terminate the Merger Agreement if such breach has been cured prior to termination (to the extent capable of being cured); provided that the Company will not have the right to terminate the Merger Agreement pursuant to this bullet point if it is then in breach of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that Parent has the right to terminate the Merger Agreement pursuant to the fifth bullet point in this section;

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by the Company, if Purchaser fails to commence the Offer within ten business days after September 9, 2025; provided that the Company may not terminate the Merger Agreement pursuant to this bullet point if such failure to commence the Offer is principally caused by the material breach by the Company of any covenant or obligation of the Company set forth in the Merger Agreement;

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by the Company, at any time prior to the Offer Acceptance Time, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with the Merger Agreement; provided that the Company will pay, or cause to be paid, to Parent in immediately available funds the Company Termination Fee (as defined below) in accordance with the Merger Agreement prior to or concurrently with such termination; or

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by the Company (i) if following the expiration of the Offer, Parent or Purchaser will have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in the Merger Agreement or (ii) if following the Offer Acceptance Time, Parent or Purchaser will have failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in the Merger Agreement.

Expenses
Except as set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses whether or not the Offer, the Merger and the other transactions contemplated by the Merger Agreement are consummated. For the avoidance of doubt, Parent or the surviving corporation will be responsible for all fees and expenses of the Payment Agent.
Company Payment
If (i) the Merger Agreement is validly terminated pursuant to the third bullet point in the Termination section above (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating the Merger Agreement pursuant to the third bullet point); (ii) following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, an Acquisition Proposal will have been publicly announced and not withdrawn or otherwise abandoned prior to the date of such termination; and (iii) within twelve months following such termination of the Merger Agreement, either (1) an Acquisition Proposal is consummated or (2) the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated, then the Company will promptly (and in any event within three business days) after such consummation pay, or cause to be paid, to Parent $19,800,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this paragraph, all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”
If the Merger Agreement is validly terminated pursuant to the fourth bullet point in the Termination section above, then the Company must promptly (and in any event within three business days) following such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
If the Merger Agreement is validly terminated pursuant to the eighth bullet point in the Termination section above, then the Company must prior to or concurrently with such termination pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
The parties to the Merger Agreement acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of the Merger Agreement at the same or at different times and upon the occurrence of different events.
Amendment; Extension; Waiver
Subject to applicable law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by Parent, Purchaser, and the Company at any time prior to the Offer Acceptance Time by execution of an instrument in writing signed on behalf of each of Parent, Purchaser and the Company (pursuant to authorized action by the Company Board (or a committee thereof)).
At any time and from time to time prior to the Offer Acceptance Time, Parent and the Company may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement:
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extend the time for the performance of any of the obligations or other acts of the other party or parties, as applicable;

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waive any inaccuracies in the representations and warranties of the other party or parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

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subject to the requirements of applicable law, waive compliance by the other party or parties to the Merger Agreement with any of the agreements or conditions contained therein applicable to such party (it being understood that Parent and Purchaser will be deemed to be a single party solely for purposes of any such waiver).

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to the Merger Agreement will not constitute a waiver of such right.
Limitations on Remedies
Except in the case of fraud or a willful breach, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to the Merger Agreement will be the sole and exclusive remedy of Parent and Purchaser and each of their respective affiliates against (A) the Company, its subsidiaries and each of their respective affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its subsidiaries and each of their respective affiliates (collectively, the “Company Related Parties”) in respect of the Merger Agreement, any agreement executed in connection with the transactions contemplated thereby and, upon payment of such amount (to the extent owed), none of the Company Related Parties will have any further liability or obligation to Parent or Purchaser relating to or arising out of the Merger Agreement, any agreement executed in connection with the Merger Agreement, or the transactions contemplated thereby (except that the parties (or their affiliates) will remain obligated with respect to the Confidentiality Agreement and the Merger Agreement, as applicable).

Specific Performance
The parties to the Merger Agreement acknowledge and agree that (i) irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it thereunder in order to consummate the transactions contemplated by the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions; (ii) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof; (iii) certain provisions of the Merger Agreement are not intended to and do not adequately compensate Parent and Purchaser for the harm that would result from a breach of the Merger Agreement by the Company, and will not be construed to diminish or otherwise impair in any respect Parent’s or Purchaser’s right to an injunction, specific performance and other equitable relief; and (iv) the right of specific enforcement is an integral part of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and without that right, neither the Company nor Parent would have entered into the Merger Agreement.
The parties to the Merger Agreement agree not to raise any objections, on the basis that monetary damages would be a sufficient remedy, to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by the Company, on the one hand, or Parent and Purchaser, on the other hand; and (ii) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Purchaser pursuant to the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require or request the obtaining, furnishing or posting of any such bond or other security. The parties further agree that (x) by seeking the remedies provided for in the Merger Agreement, a party will not in any respect waive its right to seek any other form of relief that may be available to a party under the Merger Agreement, and (y) nothing set forth in the Merger Agreement will require any party to institute any legal proceeding for (or limit any party’s right to institute any legal proceeding for) specific performance prior to or as a condition to exercising any termination right under the Merger Agreement (or prevent a party from pursuing damages after such termination), nor will the commencement of any legal proceeding pursuant to the Merger Agreement or anything set forth in the Merger Agreement restrict or limit any party’s right to terminate the Merger Agreement in accordance with the terms of the Merger Agreement or pursue any other remedies under the Merger Agreement that may be available then or thereafter.
If prior to the Termination Date any Party initiates a legal Proceeding to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, then the Termination Date shall be automatically extended by (i) the amount of time during which such legal proceeding is pending plus twenty business days; or (b) such other time period established by the court presiding over such legal proceeding.
Governing Law
The Merger Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) based on, arising out of or relating to the Merger Agreement or the actions of Parent, Purchaser or the Company in the negotiation, administration, performance and enforcement thereof, will be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Jurisdiction
Each of the parties to the Merger Agreement (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any legal proceeding based on, arising out of or relating to the Merger Agreement or the Offer, the Merger and the other transactions contemplated by the Merger Agreement, for and on behalf of itself or any of its properties or assets, in accordance with the notice requirements of the Merger Agreement or in such other manner as may be permitted by applicable law, and nothing in this section will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any legal proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy based on, arises out of or relating to the Merger Agreement or the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request from any court, including the Chosen Courts; (iv) agrees that any legal proceeding based on, arising out of or relating to the Merger Agreement or the Offer, the Merger or any other transaction contemplated by the Merger Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such legal proceeding in the Chosen Courts or that such legal proceeding was brought in an inconvenient or otherwise improper court and agrees not to plead or argue the same; and (vi) agrees that it will not bring any legal proceeding based on, arising out of or relating to the Merger Agreement or the Offer, the Merger or any other transaction contemplated by the Merger Agreement in any court other than the Chosen Courts. Each of Parent, Purchaser and the Company agrees that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
Tender and Support Agreement
Concurrently with the execution of the Merger Agreement, Parent, Company and Purchaser entered into a Tender and Support Agreement (as it may be amended from time to time, the “Tender and Support Agreement”), dated as of September 9, 2025, with certain officers and directors of the Company (collectively, the “Supporting Stockholders”), pursuant to which the Support Stockholders agreed to tender Shares representing approximately 10.2% of the Company’s outstanding Shares. Parent and Purchaser expressly disclaim beneficial ownership of all Shares covered by the Tender and Support Agreement.
The Tender and Support Agreement provides that, as promptly as practicable after, but in no event later than the later of (a) ten business days after the later of (i) the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer or (ii) the date of delivery of the letter of transmittal with respect to the Offer or, with respect to shares held in “street name”, the date of delivery of materials from the applicable nominee or broker providing executable instructions regarding tendering into the Offer (but in any event prior to the expiration of the Offer) or (b) in the case of any Shares acquired following September 9, 2025, as promptly as reasonably practicable after the acquisition of such Shares, as the case may be (but, if such Shares are acquired prior to the expiration of the Offer, in no event later than the expiration of the Offer), the Supporting Stockholders will tender into the Offer, and not withdraw, all outstanding Shares each Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) as of the date of the Tender and Support Agreement or that the Supporting Stockholders acquires record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of after such date during the Support Period (as defined below) (collectively, the “Subject Shares”).
During the period from September 9, 2025, until the termination of the Tender and Support Agreement (the “Support Period”), the Supporting Stockholders have agreed, in connection with any annual or special meeting of stockholders of the Company, however called, including any adjournment or postponement thereof, or any action proposed to be taken by written consent (if permitted at such time) of the Company’s stockholders, to (a) appear at such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent (if permitted at such time) with respect to, all of its Subject Shares (i) against any Acquisition Proposal (other than the Merger), (ii) against any change in membership of the Company Board that is not recommended or approved by the Company Board, and (iii) against any other proposed action, agreement or transaction involving the Company that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer, the Merger or the transactions contemplated by the Merger Agreement, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Merger); (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, intellectual property rights) of the Company or any reorganization, recapitalization or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change in the Company’s organizational documents.
During the Support Period, the Supporting Stockholders have further agreed not to, directly or indirectly, (a) create or permit to exist any lien, other than certain permitted liens, on any of the Supporting Stockholders’ Subject Shares, (b) transfer, sell (including short sell), assign, hedge, pledge, grant an option or other a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Supporting Stockholders’ Subject Shares, or any right or interest therein, (c) enter into any contract with respect to any Transfer of the Supporting Stockholders’ Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power of attorney or other authorization or consent in or with respect to any of the Supporting Stockholders’ Subject Shares, (e) deposit or permit the deposit of any of the Supporting Stockholders’ Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Supporting Stockholders’ Subject Shares, (f) take or permit any other action that would in any way restrict, limit, impede, delay or interfere with the compliance with the Supporting Stockholders’ obligations under the Tender and Support Agreement in any material respect, or have the effect of preventing or disabling the Supporting Stockholders from complying with any of their obligations under the Tender and Support Agreement or (g) agree or commit to take any of the actions referred to in the foregoing clauses (a) through (f). The restrictions on Transfer are subject to certain customary exceptions.
During the Support Period, the Supporting Stockholders, solely in their capacities as stockholders of the Company, will not, and will direct their representatives, directors and officers involved in the transactions contemplated by the Merger Agreement not to, directly or indirectly: (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes or could reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish to any person (other than Parent, Purchaser or any designees of Parent or Purchaser) any non-public information relating to the Company or any of its Subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal by such person (or inquiries, proposals or offers or other efforts that could reasonably be expected to lead to an Acquisition Proposal by such person), in each case, other than informing such persons of the existence of the provisions contained in this paragraph, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any alternative acquisition agreement, or (vi) resolve, propose or agree to do any of the foregoing.
The Tender and Support Agreement terminates upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the effective time, (iii) the occurrence of a Company Board Recommendation Change or (iv) any amendment or change to the Merger Agreement or the Offer that decreases the amount, or changes the form or terms, of consideration payable to all stockholders of the Company pursuant to the terms of the Merger Agreement
This summary and description of the Tender and Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender and Support Agreement, which is filed as Exhibit (d)(3) to the Schedule TO, which is incorporated herein by reference.
Confidentiality Agreement
On March 18, 2025, the Company and Parent entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, the party received confidential information agreed to, among other things, (i) use the confidential information solely for the purpose of evaluating, negotiating and/or consummating a possible negotiated transaction between the Company and Parent and (ii) keep such information confidential. The receiving party may disclosure confidential information to its representatives, provided that the receiving party will advise each of its representatives that (i) the confidential information contains or may itself be material, non-public information and (ii) securities laws prohibit any person who or that has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The party receiving confidential information agrees that information shall only be provided to representatives who need it for the purpose of evaluating and potentially negotiating and consummating the transactions, who have been informed of the confidential nature of the information, and who have been advised that such information is to be kept confidential and shall not be used for any purpose other than the evaluation and potential negotiation and consummation of the potential transactions. The receiving party shall be responsible for any breach of any provision of the Confidentiality Agreement by its representatives.
Standstill.   The receiving party agrees that until March 18, 2026, neither the receiving party nor any of its controlled affiliates or any of its or their representatives shall, unless specifically invited in writing by the board or board committee of the disclosing party directly or indirectly, in any manner: (a) acquire, offer or propose (except a nonpublic proposal that would not require disclosing party, receiving party or any other person to make any public announcement or other disclosure with respect thereto) to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, (i) any economic interest in, or any direct or indirect right to direct the voting or disposition of, any securities of disclosing party, whether or not any of the foregoing would give rise to beneficial ownership, (ii) any other direct or indirect interest in any securities of disclosing party or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of disclosing party, (iii) any contracts or rights in any way related to the acquisition or price of securities or interests of disclosing party or (iv) any material assets, indebtedness or properties of disclosing party; (b) make, or in any way encourage or participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the SEC’s proxy rules) or seek to advise or influence in any manner whatsoever any person with respect to the voting of any voting securities of the disclosing party, or call or seek to call a meeting of the disclosing party’s stockholders or initiate any stockholder proposal for action by the disclosing party’s stockholders, or seek the consent of any person with respect to any securities or interests of the disclosing party; (c) form, join or in any way participate in a “group” within the meaning of the Exchange Act with respect to any voting securities of the disclosing party or otherwise in connection with any of the actions prohibited by this provision; (d) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any securities or interests of the disclosing party or any of its derivative securities; (e) make any public announcement with respect to, or solicit or submit a proposal for, or offer of, or indicate an interest in (with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of a material portion of the assets or properties of, or other similar extraordinary transaction involving, the disclosing party, its affiliates or its or their respective securities or interests, except a nonpublic proposal that would not require the disclosing party or any other person to make any public announcement or other disclosure with respect thereto; (f) demand a copy of the disclosing party’s stock ledger, list of stockholders or any other books and record; (g) otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the disclosing party or nominate any person as a director who is not nominated by the then-incumbent directors, or convene a meeting of the stockholders of the disclosing party or propose any matter to be voted upon by the stockholders of the disclosing party; (h) make any request to amend, waive or terminate any provision of this provision, contest the validity or enforceability of this confidentiality agreement or seek a release of the restrictions contained herein (whether by legal action or otherwise); (i) announce an intention to do, or enter into any arrangement or understanding or discussions with others to do, any of the actions restricted or prohibited by this provision; or (j) take any action that would reasonably be expected to result in the disclosing party being legally required to make a public announcement regarding any of the matters referred to in this provision.
If at any time a third party enters into a definitive agreement with the disclosing party to acquire (or publicly offers to acquire in an offer that has been recommended by the disclosing party) more than 50% of the outstanding capital stock of the disclosing party or more than 50% of its consolidated assets, from and after the date thereof nothing in this provision shall prevent the receiving party or its affiliates or representatives from making a competing proposal with respect to a potential transaction.
Employee Nonsolicitation.   Each of the parties agree that until March 18, 2026, neither such party nor any of its affiliates, nor any of its or their representatives, shall directly or indirectly solicit for employment or hire (i) any executive officer of the other party or other employee of the other party or its affiliates having a title of vice president (or its functional equivalent) or above or (ii) any other employee of the other party or its affiliates who comes in contact with the other party or its representatives as their evaluation of the potential transaction or with respect to whom the other party or its representatives receive information in connection with the evaluation of the potential transaction, in each case without such other party’s prior written consent; provided, however, that this provision shall not prohibit any general advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such persons.
This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.
12.   Purpose of the Offer; Plans for the Company.
Purpose of the Offer.   We are making the Offer because we want to acquire the entire equity interest in the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of any and all issued and outstanding Shares.
Purchaser intends to consummate the Merger promptly after the Offer Acceptance Time. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. Following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company. Following the effective time, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent.
All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in the Company. Similarly, after selling your Shares in the Offer or upon consummation of the Merger, you will not bear the risk of any decrease in the value of the Company.
Stockholder Approval.   If the Offer is consummated and as a result the Shares irrevocably accepted for purchase in the Offer, together with the Shares otherwise owned by Purchaser and its affiliates, represent a majority of the outstanding Shares, the Company does not anticipate seeking the approval of its remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the stock irrevocably accepted for purchase in the offer and “received” (as defined in Section 251(h) of the DGCL) by the depository for the offer prior to the expiration of such offer, together with the stock otherwise owned by the acquirer or its affiliates, equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the Merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective promptly after (but on the same day as) the consummation of the Offer after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, without a vote of the Company’s stockholders, in accordance with Section 251(h) of the DGCL.
Plans for the Company.   If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of the Company and the Company Board shortly thereafter.

As of the effective time, (i) the certificate of incorporation of the surviving corporation shall be amended and restated in its entirety and, as so amended, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided by the DGCL and such certificate of incorporation; and (ii) the bylaws of the surviving corporation will be amended and restated as a result of the Merger to be the same as the bylaws of Purchaser in effect immediately before the effective time, except that references to Purchaser’s name will automatically be amended and will become references to the name of the Company, until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to the terms of the Merger Agreement); and (iii) the directors of Purchaser immediately prior to the effective time will be the directors of the surviving corporation and the officers of Purchaser immediately prior to the effective time will be the officers of the surviving corporation. Such directors and officers will hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.
Immediately following the consummation of the Merger, Parent intends to cause the Company to delist the Shares from Nasdaq. Parent intends to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Merger as the requirements for termination of registration are met.
Parent and Purchaser are conducting a review of the Company and, among other things, its assets, corporate structure, capitalization, indebtedness, operations, properties, policies and management, and are expected to consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Parent and Purchaser are expected to continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and may take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent is expected to review such information as part of a review of the Company’s business, operations, capitalization, indebtedness and management. Possible changes could include changes in the Company’s business, operations, capitalization, indebtedness and management. Plans may change based on further analysis and Parent, Purchaser and, after completion of the Offer and the Merger, the reconstituted Company Board, reserve the right to change their plans and intentions at any time, as deemed appropriate.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of the Company, the disposition of securities of the Company, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or the purchase, sale or transfer of a material amount of assets of the Company.
To the knowledge of Parent and Purchaser, except for certain agreements described in the Schedule 14D-9, no material employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, Purchaser or the Company, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.
13.   Certain Effects of the Offer.
Market for the Shares.   If the Offer is consummated, Purchaser will complete the Merger as soon as practicable after (but in any event on the same date as) the Offer Acceptance Time, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, there will be no market for the Shares following consummation of the Offer.
Nasdaq Listing.   If the Offer is consummated, Purchaser will complete the Merger as soon after the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on Nasdaq because there will only be a single holder of the Shares, which will be a subsidiary of Parent. Immediately following the consummation of the Merger, Parent intends to cause the Company to delist the Shares from Nasdaq.

Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. In addition, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is expected that, following consummation of the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
14.   Dividends and Distributions.
As discussed in Section 11 — “The Merger Agreement; Other Agreements,” the Merger Agreement provides that from the date of the Merger Agreement until the earlier of the effective time or the termination of the Merger Agreement in accordance with its terms, except as required by the Merger Agreement, required by law or order or consented to in writing by Parent, the Company will not declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Shares or other equity or voting interests.
15.   Conditions of the Offer.
The Offer is not subject to any financing condition. Notwithstanding any other provisions of the Offer but subject to the terms of the Merger Agreement, Purchaser is not required to accept for purchase or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any Shares validly tendered (and not validly withdrawn) in the Offer, if any of the conditions set forth below have not been satisfied or waived in writing by Parent:
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the Minimum Condition has been satisfied;

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since September 9, 2025, there has not occurred and is not continuing any Company Material Adverse Effect (the “Material Adverse Effect Condition”);

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the representations and warranties of the Company in the Merger Agreement related to capitalization and capital stock (§ 3.6(a)), stock reservation and awards (§ 3.6(b)(i)) and Company securities (§ 3.6(d)) shall be true and correct in all respects as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date), except for any de minimis inaccuracy or combination of inaccuracies in such representations and warranties;

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the representations and warranties of the Company in the Merger Agreement related to organization and good standing (§ 3.1), corporate power and enforceability (§ 3.2), Company Board approval, fairness opinion and anti-takeover laws (§ 3.3), Company stock plans and award agreements (§ 3.6(c)), other rights (§ 3.6(e)), subsidiaries (§ 3.7(b)) and brokers (§ 3.28) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all material respects as of the Offer Expiration Time as if made at and as of the Offer Expiration Time

(except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such specified date); or (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications) as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date);
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the representations and warranties of the Company in the Merger Agreement related to the absence of certain changes since December 29, 2024 (§ 3.11(b)) shall be true and correct in all respects as of the Offer Expiration Time as if made at and as of the Offer Expiration Time;

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other than the representations and warranties of the Company referenced in the three preceding bullets (together with the condition described in this bullet, the “Company Representation Condition”), the representations and warranties of the Company shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Offer Expiration Time as if made at and as of the Offer Expiration Time (except to the extent that any such representation and warranty expressly speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specified date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

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the Company shall have performed and complied in all material respects with the covenants, obligations and agreements in the Merger Agreement required to be performed and complied with by it at or prior to the Offer Expiration Time (the “Obligations Condition”);

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Parent and Purchaser shall have received a certificate of the Company, validly executed for and on behalf of the Company signed by an authorized executive officer of the Company, certifying that the conditions set forth in Company Representation Condition, the Obligations Condition and Material Adverse Effect Condition have been satisfied

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the HSR Condition has been satisfied;

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the Legal Restraint Condition has been satisfied; and

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the Termination Condition has been satisfied.

The conditions to the Offer must be satisfied or waived (to the extent waiver is permitted under the Merger Agreement and applicable law) on or prior to the Offer Expiration Time.
The conditions described above are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.
The conditions described above are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser in whole or in part, at any time and from time to time in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Condition, the HSR Condition, the Legal Restraint Condition or the Termination Condition. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
16.   Certain Legal Matters; Regulatory Approvals.
General
Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company,

Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, or certain parts of the Company’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions of the Offer.”
State Takeover Statutes
A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. The Company is subject to Section 203 of the DGCL, which generally prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the Tender and Support Agreement and the transactions contemplated therein, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement, the Tender and Support Agreement and the transactions contemplated therein.
The Company has represented to us in the Merger Agreement that, assuming that the representations of Parent and Purchaser related to no ownership of Shares is true and correct, the Company Board has taken all necessary actions so that Section 203 and any other similar applicable “anti-takeover” Law will not be applicable to the transactions contemplated by the Merger Agreement. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15 — “Conditions of the Offer.”
The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws, and we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any state anti-takeover laws or regulations other than as described above. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for purchase, or pay for, any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Dissenters’ Rights
No appraisal rights are available in connection with the Offer and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger with respect to such tendered Shares. However, if Purchaser purchases Shares in the Offer and the Merger is consummated, stockholders as of immediately prior to the effective time who have not properly tendered their Shares in the Offer (or, if tendered, who have validly and subsequently withdrawn such Shares prior to the Offer Acceptance Time) and who have not otherwise waived appraisal rights, and who otherwise comply with the applicable procedures under Section 262 of the DGCL, will be entitled to seek appraisal of their Shares and to receive payment in cash for the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value of such Shares. These rights are known as appraisal rights under Delaware law. The “fair value” of such Shares as determined by the Delaware Court may be greater than, the same as, or less than the Offer Price.
The following is a brief summary of the appraisal rights of stockholders under Section 262 of the DGCL in connection with the Merger, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL. The full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at https://delcode.delaware.gov/title8/c001/sc09/#262). In the event of any inconsistency between the information contained in this summary and the actual text of Section 262 of the DGCL, the actual text of Section 262 of the DGCL controls. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder of Shares” are to the record holder of Shares immediately prior to the effective time as to which appraisal rights are asserted. Failure to follow any of the procedures of Section 262 of the DGCL may result in loss or waiver of appraisal rights under Section 262 of the DGCL. Any stockholder or beneficial owner who desires to exercise his, her or its appraisal rights, or preserve the ability to do so, should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps set forth in Section 262 of the DGCL and summarized below properly and in a timely manner to perfect appraisal rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by reference to, Section 262 of the DGCL.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, is required to notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and is required to include in such notice either a copy of Section 262 or information directing the stockholder to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost.
As described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL and the Merger is consummated pursuant to Section 251(h) of the DGCL, such stockholder or beneficial owner must do all of the following:
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within the later of the consummation of the Offer, which will occur on the date on which Purchaser irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is September 23, 2025), demand in writing the appraisal of such stockholder’s Shares, which demand must be sent to the Company at the address indicated in the Schedule 14D-9 and reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

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not tender such stockholder’s or beneficial owner’s Shares in the Offer or otherwise vote in favor of or consent to the Merger;

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continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the effective date of the Merger; and

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comply with the procedures of Section 262 of the DGCL.

In addition, one of the ownership thresholds must be met and a stockholder or beneficial owner or the surviving corporation must file a petition in the Delaware Court demanding a determination of the value of the stock of all persons entitled to appraisal within 120 days after the effective time. The surviving corporation is under no obligation to file any such petition and has no intention of doing so. If the Merger is consummated pursuant to Section 251(h) of the DGCL, Parent will cause the surviving corporation to deliver an additional notice of the effective date of the Merger within ten days after the closing of the Merger to all the Company’s stockholders who demanded appraisal in writing (in accordance with the first bullet above), as required by Section 262(d)(2) of the DGCL. However, only stockholders who have made a written demand in accordance with the first bullet above will receive such notice of the effective date of the Merger. If the Merger is consummated pursuant to Section 251(h) of the DGCL, a failure to make a written demand for appraisal in accordance with the time periods specified in the first bullet above (or to take any of the other steps specified in the above bullets or summarized below) may result in a loss of appraisal rights. At any time within 60 days after the effective time, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party has the right to withdraw their demand for appraisal and to accept the terms offered in the Merger.
The foregoing summary of the rights of the Company’s stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights. The Schedule 14D-9 constitutes the formal notice by the Company to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.
Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender (and do not validly withdraw prior to the Offer Expiration Time) your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
Antitrust Compliance
Parent and the Company expects to file Premerger Notification and Report Forms with the FTC and the DOJ relating to Parent’s proposed acquisition of the Company within 20 business days after September 9, 2025, as required by the Merger Agreement. The waiting period applicable to the purchase of the Shares pursuant to the Offer will expire 15 days after both Parent and the Company file their Premerger Notification and Report Forms with the FTC and DOJ at 11:59 p.m., Eastern time, but this period may be (i) shortened if the reviewing agency grants “early termination” of the waiting period, (ii) restarted if Parent voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-day waiting period, or (iii) continued if the reviewing agency issues a formal request for additional information and documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern time, 15 days after substantial compliance with such request by Parent and the Company, unless earlier terminated. The parties may also enter into a timing agreement with the DOJ or FTC to not consummate the Offer for a specified period of time. If any waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until the next day that is not a Saturday, Sunday or federal holiday at 11:59 p.m., Eastern time.
After expiration or termination of the applicable waiting period, Parent and the Company will be free to complete the Offer and the Merger unless otherwise agreed with the reviewing agency or doing so would be prohibited by court order. See Section 15 — “Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and Section 11 — “The Transaction Documents — The Merger Agreement — Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.

There can be no assurance that regulatory clearances and approvals will be timely obtained or obtained at all, or that a challenge on antitrust, competition or foreign investment control law grounds will not be made and, if so, what the result will be.
Legal Proceedings Relating to the Tender Offer
As of the date of this Offer to Purchase, there are currently no legal proceedings pending relating to the Offer or the Merger.
17.   Fees and Expenses.
We have retained the Depositary, the Payment Agent and the Information Agent in connection with the Offer. Each of the Depositary, the Payment Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
18.   Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. If the Offer is completed, Purchaser will file a final amendment to the Schedule TO reporting promptly the results of the Offer pursuant to Rule 14d-3 under the Exchange Act. A copy of the Schedule TO and any amendments thereto (including exhibits) may be examined and copies may be obtained from the SEC in the manner set forth in Section 7 — “Certain Information Concerning the Company —  Available Information.”
No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SCHEDULE I
INFORMATION RELATING TO PARENT AND PURCHASER
1.   Purchaser
Purchaser, a Delaware corporation, was formed on September 9, 2025, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser is a wholly owned subsidiary of Parent. The business address for Purchaser is 200 Galleria Parkway SE, Suite 900, Atlanta, GA 30339. The business telephone number for Purchaser is (770) 431-7600.
Directors and Executive Officers of Purchaser
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. The principal office address of each such director and executive officer is 200 Galleria Parkway SE, Suite 900, Atlanta, GA 30339. The telephone number at the principal office is (770) 431-7600. Directors are identified by an asterisk.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Natalie Morhous* President	Mrs. Morhous is the President and a Director on the Board of Directors of Purchaser. Mrs. Morhous is Chairman of the Board of Directors of Parent, in which she has served since February 2024. Mrs. Morhous is also the Chief Executive Officer of Parent, in which she has served since January 2024. Mrs. Morhous served as President of Parent from February 2019 until January 2024.
Melanie Isbill* Director	Mrs. Isbill is a Director on the Board of Directors of Purchaser. Mrs. Isbill has served as the Chief Brand Officer of Parent since January 2024. Prior to that, she served as Chief Marketing Officer of Parent from February 2019 until December 2023.
Joseph Akers Secretary	Mr. Akers is Secretary of Purchaser. Mr. Akers is the Chief Legal Officer of Parent and has served in that role since January 2016.
2.   Parent
Parent, a privately held Georgia corporation, owns and operates more than 590 convenience stores and travel centers under the trade name RaceTrac® in 11 states. Through an affiliate, Parent offers a franchise system under its RaceWay® tradename, which includes 240 convenience stores in 11 states. In addition, a subsidiary of Parent also licenses the famous Gulf® mark to distributors and licensees at over 1,100 sites in 36 states. As of September 9, 2025, all of Parent’s owned, operated, franchised, or licensed locations for its various brands were located in the United States (including over 100 Gulf sites in Puerto Rico). The business address of Parent is: 200 Galleria Parkway SE, Suite 900, Atlanta, GA 30339. The business telephone number for Parent is (770) 431-7600.
Directors and Executive Officers of Parent
The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States. The principal office address of each such director and executive officer is 200 Galleria Parkway SE, Suite 900, Atlanta, GA 30339. The telephone number at the principal office is (770) 431-7600. Directors are identified by an asterisk.

I-i

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Natalie Morhous* Chief Executive Officer	Mrs. Morhous is Chairman of the Board of Directors of Parent, in which she has served since February 2024. She has served as a Director since February 2013. Mrs. Morhous is also the Chief Executive Officer of Parent, in which she has served since January 2024. Mrs. Morhous served as President of Parent from February 2019 until January 2024.
Melanie Isbill* Director and Chief Brand Officer	Mrs. Isbill is a Director on the Board of Directors of Parent, in which she has served since February 2013. Mrs. Isbill has served as the Chief Brand Officer of Parent since January 2024. Prior to that, she served as Chief Marketing Officer of Parent from February 2019 until December 2023.
Susan Bolch* Director and Secretary	Mrs. Bolch is a Director on the Board of Directors of Parent and the Secretary of Parent. She has served as a Director since June 1986 and as Secretary since June 1986.
Jordan Bolch* Director	Mr. Bolch is a Director on the Board of Directors of Parent. He has served as a Director since February 2013.
Max Lenker* Director	Mr. Lenker is a Director on the Board of Directors of Parent. He has served as a Director since June 1986.
Robert Dumbacher* Director and Assistant Secretary	Mr. Dumbacher is a Director and Assistant Secretary of the Board of Directors of Parent. He has served as a Director since May 2004 and as Assistant Secretary since June 1999.
Joseph Akers Chief Legal Officer and Assistant Secretary	Mr. Akers is the Chief Legal Officer of Parent and Assistant Secretary of Parent and has served in that role since January 2016.
Karla Ahlert Chief Financial Officer	Mrs. Ahlert is the Chief Financial Officer of Parent and has served in that role since August 2020. Before that, Mrs. Ahlert served as Vice President of Finance of Parent from December 2010 until August 2020.
Robert Posener Chief Development Officer	Mr. Posener is the Chief Development Officer of Parent and has served in that role since December 2022. Prior to that, he served as Vice President of Parent’s RaceWay division from February 2019 until December 2022.
Arthur Siccardi Chief Commercial Officer	Mr. Siccardi is the Chief Commercial Officer of Parent and has served in that role since January 2024. Additionally, Mr. Siccardi has served as President of Gulf, Inc. (formerly, Metroplex Energy, Inc.), a subsidiary of Parent dealing with bulk fuel trading and supply, since February 2019 and as President of Gulf Oil, LLC, a subsidiary of Gulf, Inc., since December 2023.

I-ii

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Equiniti Trust Company, LLC
If delivering by mail:
Equiniti Trust Company, LLC
Operations Center
Attn: Onbase — Reorganization Department
1110 Centre Pointe Curve
Suite # 101
Mendota Heights, MN 55120
If delivering by express mail, courier or any other expedited service:
Equiniti Trust Company, LLC
1110 Centre Pointe Curve
Suite # 101
Mendota Heights, MN 55120
Attn: Onbase — Reorganization Department
Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Bankers and Brokers Call: (212) 931-0845
Others Call Toll Free: (800) 992-3086
Email: potbelly@dfking.com